As filed with the Securities and Exchange Commission on September 2, 2004
Registration No. 333-118232

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sierra Pacific Power Company

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

88-0044418

(I.R.S. Employer Identification No.)

P.O. Box 10100

6100 Neil Road
Reno, Nevada 89520-0400 (89511)
(775) 834-4011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

with a copy to:

Ernest E. East, Esq.

Vice President, General Counsel and Corporate Secretary
Sierra Pacific Power Company
P.O. Box 10100
6100 Neil Road
Reno, Nevada 89520-0400 (89511)
(775) 834-4011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William C. Rogers, Esq.

Choate, Hall & Stewart
53 State Street
Boston, Massachusetts 02109
(617) 248-5000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

PROSPECTUS

Exchange Offer

Sierra Pacific Power Company Is Offering To Issue Its

6 1/4% General and Refunding Mortgage Notes, Series H, due 2012

(Registered Under the Securities Act of 1933)

In Exchange For Its

6 1/4% General and Refunding Mortgage Notes, Series H, due 2012

(Not Registered Under the Securities Act of 1933)

The exchange offer

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes.

•	We are relying on the position of the staff of the Securities and Exchange Commission in certain interpretive letters to third parties providing that the new notes will be freely tradable.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York time, on October 4, 2004, unless we extend the offer.

•	An exchange of old notes for new notes will not constitute a taxable event for U.S. federal income tax purposes.

The new notes

•	The new notes will:

•	bear interest at 6 1/4% per annum,

•	mature on April 15, 2012, and

•	be redeemable, at the option of Sierra Pacific Power Company and at the option of the holders, as described in this prospectus.

•	The terms of the new notes will be substantially identical to the terms of the old notes issued on April 16, 2004, except that the new notes will not contain terms with respect to restrictions on transfer and will not be entitled to certain registration rights applicable to the old notes.

•	Like the old notes, the new notes will be secured by the lien of our General and Refunding Mortgage Indenture which covers substantially all of our Nevada properties and is junior to the lien of our First Mortgage Indenture.

•	There will likely be no public market for the new notes.

You should carefully consider the “RISK FACTORS” beginning on page 8 of this prospectus before participating in this exchange offer.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Sierra Pacific Power Company has agreed that, for a period of one year after the Expiration Date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “PLAN OF DISTRIBUTION.”

      The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2004.

      THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SIERRA PACIFIC POWER COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SEE “WHERE YOU CAN FIND MORE INFORMATION.” YOU MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US, WITHOUT CHARGE, BY EITHER CALLING OR WRITING TO US AT:

SIERRA PACIFIC POWER COMPANY P.O. BOX 10100 6100 NEIL ROAD RENO, NEVADA 89520-0400 (89511) ATTENTION: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER TELEPHONE: (775) 834-4011

      IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN SEPTEMBER 27, 2004, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER ON OCTOBER 4, 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL IN CONNECTION WITH THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ANY INFORMATION OTHER THAN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE OLD NOTES FOR THE NEW NOTES, AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE OLD NOTES FOR THE NEW NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The information in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, which may occur or be realized in the future. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, those described in the “RISK FACTORS” section of this prospectus beginning on page 8 and the following:

•	a requirement to pay the judgment entered by the Bankruptcy Court overseeing Enron Power Marketing, Inc.’s (“Enron”) bankruptcy proceeding in favor of Enron for payments allegedly due under terminated purchase power contracts, or to provide additional cash collateral for the judgment pending appeal;

•	unfavorable rulings in rate cases filed and to be filed by us with the Public Utilities Commission of Nevada (the “PUCN”), including the periodic applications to recover costs for fuel and purchased power that have been recorded by us in our deferred energy accounts and deferred natural gas for our gas distribution business;

•	our ability to access the capital markets to support our requirements for working capital, including amounts necessary to finance deferred energy costs, construction costs, acquisition costs, particularly in the event of additional unfavorable rulings by the PUCN, a further downgrade of our current debt ratings and/or adverse developments with respect to the pending litigation and power and fuel suppliers;

•	whether suppliers, other than Enron, which have terminated their power supply contracts with us will be successful in pursuing their claims against us for liquidated damages under their power supply contracts;

•	whether the PUCN will issue favorable orders in a timely manner to permit us to borrow money and issue additional securities to finance our operations, acquisition and construction costs and to purchase power and fuel necessary to serve our customers and to repay maturing debt;

•	whether current suppliers of purchased power, natural gas or fuel to us will continue to do business with us or will terminate their contracts, particularly in the event of a ratings downgrade, and whether we will have sufficient liquidity to pay our power requirements if our current suppliers continue to require us to make pre-payments or more frequent payments on our power purchases;

•	whether we will need to purchase additional power on the spot market to meet unanticipated power demands (for example, due to unseasonably hot weather) and whether suppliers will be willing to sell such power to us in light of our financial condition;

•	wholesale market conditions, including availability of power on the spot market, which affect the prices we have to pay for power as well as the prices at which we can sell any excess power;

•	the final outcome of our pending lawsuit in Nevada state court seeking to reverse the PUCN’s 2004 decision on our 2003 General Rate case disallowing the recovery of a portion of our costs, expenses and investment in the Piñon Pine Project;

ii

•	whether we will be able, either through appeals of the Federal Energy Regulatory Commission (“FERC”) proceedings or negotiation, to obtain lower prices on the long-term purchased power contracts that we entered into during 2000 and 2001 that are priced above current market prices for electricity;

•	the effect that any future terrorist attacks, wars, threats of war, or epidemics may have on the tourism, gaming and mining industries in Nevada, as well as on the economy in general;

•	unseasonable weather and other natural phenomena, which, in addition to impacting our customers’ demand for power, can have potentially serious impacts on our ability to procure adequate supplies of fuel or purchased power to serve our customers and on the cost of procuring such supplies;

•	industrial, commercial, and residential growth in our service territories;

•	the loss of any significant customers;

•	the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

•	changes in the business or power demands of our major customers, including those engaged in gold mining or gaming, which may result in changes in the demand for our services, including the effect on the Nevada gaming industry or the opening of additional Indian gaming establishments in California and other states;

•	changes in environmental regulations, tax or accounting matters or other laws and regulations to which we are subject;

•	future economic conditions, including inflation or deflation rates and monetary policy;

•	financial market conditions, including changes in availability of capital or interest rate fluctuations;

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

•	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

      Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

iii

SUMMARY

      This summary, which is presented solely to furnish limited introductory information regarding Sierra Pacific Power Company (“Sierra Pacific Power” or the “Company”), the exchange offer and the new notes, has been selected from the detailed information contained elsewhere in this prospectus (including the documents incorporated by reference). This summary does not contain all of the information that you should consider before making any investment decision. The terms “we,” “us” and “our” refer to Sierra Pacific Power. You should read the entire prospectus carefully before making any investment decision.

Our Company

      We are a regulated public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. We have a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provide electricity to approximately 334,000 customers in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. We also provide natural gas service in Nevada to approximately 129,000 customers in the cities of Reno and Sparks and the surrounding areas.

      The peak loads in our service territory are highest in the summer months, while the peak loads in the winter months are nearly as high, with loads driven primarily by air conditioning requirements of our customers during the summer months and by space heating during the winter months. Over the past five fiscal years, our peak loads have increased an average of 3.1% annually and our total retail electric megawatt hour sales have increased an average of 2.2% annually. For the year ended December 31, 2003, our electric business contributed $868 million in revenues from continuing operations and our retail electric sales totaled 8.9 million megawatt-hours (“MWh”), while our natural gas business contributed approximately $162 million in revenues from continuing operations.

      We are a subsidiary of Sierra Pacific Resources, the publicly-traded utility holding company that owns all of our outstanding common stock. Sierra Pacific Resources is the parent company of Nevada Power Company, the public utility that provides power to southern Nevada.

The Exchange Offer

      On April 16, 2004, we completed a private offering of our 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012. In connection with the private offering, we entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Purchaser and Representative of the Initial Purchasers, and Lehman Brothers, Inc. as Initial Purchaser, in which we agreed to file a registration statement with the Securities and Exchange Commission within 180 days after the date of original issuance of the old notes, with respect to a registered offer to exchange old notes for new notes. Pursuant to the exchange offer, you are entitled to exchange your old notes for new notes that are substantially identical in all material respects to the old notes except that:

•	the new notes will be registered under the Securities Act of 1933; and

•	the new notes will not be entitled to certain rights applicable to the old notes under the registration rights agreement.

General	We are offering to exchange up to $100 million aggregate principal amount of 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012 that have been registered under the Securities Act of 1933 for up to $100 million aggregate principal amount of 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012 that were issued on April 16, 2004 in a private offering. Old notes may be exchanged in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We will issue the new notes promptly after the expiration of the exchange offer. See “THE EXCHANGE OFFER.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York time, on October 4, 2004 unless we decide to extend it. We do not currently intend to extend the expiration date, although we reserve the right to do so, and we have agreed to use our commercially reasonable efforts to commence and complete the exchange offer promptly but no later than October 12, 2004. If extended, the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Resale of New Notes	Based on interpretive letters written by the staff of the Securities and Exchange Commission to companies other than Sierra Pacific Power, we believe that, subject to certain exceptions, the new notes may generally be offered for resale, resold and otherwise transferred by any holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that such holder

• is not our affiliate (as that term is defined under rule 405 of the Securities Act of 1933),

• is acquiring the new notes in the ordinary course of its business,

• is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and

• is not prohibited by any law or policy of the Securities and Exchange Commission from participating in the exchange offer.

If Sierra Pacific Power’s belief is inaccurate, holders of the new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act of 1933 may incur liability under that Act. Sierra Pacific Power will not assume or indemnify holders against this liability.

All participating broker-dealers that receive new notes for their own accounts pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that they will deliver a prospectus in connection with any resale of the new notes. See “PLAN OF DISTRIBUTION.”

Conditions to the Exchange Offer	Subject to the terms of our registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Purchaser and Representative of the Initial Purchasers and Lehman Brothers, Inc., as Initial Purchaser, we may terminate the exchange offer before the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to

• any legal or governmental action,

• any new law, statute, rule or regulation, or

• any interpretation by the staff of the Securities and Exchange Commission of any existing law, statute rule or regulation.

See “THE EXCHANGE OFFER — Conditions to the Exchange Offer.”

Tender Procedures — Beneficial Owners	If you wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

IF YOU ARE A BENEFICIAL HOLDER, YOU SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM YOUR BROKER OR NOMINEE WITH RESPECT TO TENDERING PROCEDURES AND CONTACT YOUR BROKER OR NOMINEE DIRECTLY.

Tender Procedures — Registered Holders and DTC Participants	If you are a registered holder of old notes and you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus, or a facsimile thereof. If you are a participant in The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent a message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal or facsimile (or DTC message), together with your old notes (in book-entry form if you are a participant in DTC) and any other required documentation to The Bank of New York, as exchange agent.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and you wish to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. See “THE EXCHANGE OFFER — Guaranteed Delivery Procedures” on page 25.

Withdrawal Rights	You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date as provided in “THE EXCHANGE OFFER — Withdrawal of Tenders.” Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Effect on Holders of Old Notes	If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold the old notes and you will be entitled to all the rights and subject to all the limitations applicable to the old notes in the G&R Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act of 1933.

Certain U.S. Federal Income Tax Consequences	An exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in this prospectus under “THE EXCHANGE OFFER — Exchange Agent.”

Consequences of Exchanging Old Notes in the Exchange Offer

      The following summary is based on interpretations by the staff of the SEC in no action letters issued to third parties. Unless you are an affiliate of Sierra Pacific Power, generally if you exchange your old notes for new notes in the exchange offer, you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. However, those new notes must have been acquired by you in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

      If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See “RISK FACTORS” and “THE EXCHANGE OFFER.” If you do not tender your old notes, or do so improperly, you will continue to hold unregistered notes and your ability to transfer such notes will be adversely affected.

The New Notes

      The following summary contains basic information about the new notes. It does not contain all the information that may be important to you. For a more complete description of the new notes, please refer to the section of this prospectus entitled “DESCRIPTION OF THE NOTES.” The terms of the new notes and the old notes are identical in all material respects, except for:

(1) the transfer restrictions and registration rights relating to the old notes, and

(2) provisions under the registration rights agreements providing for special interest on the old notes under circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.

The Issuer	Sierra Pacific Power Company

The New Notes	$100,000,000 aggregate principal amount of 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012

Maturity Date	April 15, 2012

Interest Payment Dates	April 15 and October 15 of each year

Denominations	We will issue the new notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may redeem the new notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the new notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the new notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under “DESCRIPTION OF THE NOTES — Optional Redemption”) plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption. See “DESCRIPTION OF THE NOTES — Optional Redemption.”

Qualified Equity Offering Optional Redemption	Before April 15, 2007, we may redeem up to 35% of the aggregate principal amount of the new notes with the net proceeds of a public or private equity offering by us or a capital contribution of cash proceeds of an offering by Sierra Pacific Resources at 106.25% of the principal amount of the new notes, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption. See “DESCRIPTION OF THE NOTES — Optional Redemption.”

Change of Control	When a change of control event occurs, each holder of the new notes may require us to repurchase all or a portion of its new notes at a purchase price equal to 101% of the principal amount of the new notes, plus accrued interest. See “DESCRIPTION OF THE NOTES — Repurchase at the Option of Holders — Change of Control.”

Ranking; Security	The new notes will be secured by the lien of the General and Refunding Mortgage Indenture dated as of May 1, 2001 (the “G&R Indenture”) between us and The Bank of New York, as trustee, which lien is junior, subject and subordinate to the lien of our Indenture of Mortgage dated as of December 1, 1940 (the “First Mortgage Indenture”) by and between us and U.S. Bank National Association, as successor trustee, and Gerald R. Wheeler, as successor individual trustee. See “THE INDENTURE — Security” and “DESCRIPTION OF THE NOTES — Security and Ranking.” As of the date hereof, we have $487.3 million aggregate principal amount of bonds outstanding under our First Mortgage Indenture. We have agreed not to issue any additional bonds under our First Mortgage Indenture. The new notes will rank equally in right of payment with our existing securities and any future securities issued under our G&R Indenture, and will be senior in right of payment to all of our existing and future subordinated indebtedness. As of June 30, 2004, we had approximately $642 million aggregate principal amount of bonds outstanding under our G&R Indenture.

Description of Collateral	The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the State of Nevada, other than property specifically excepted from such lien. See “THE INDENTURE — Security — Lien of the Indenture.”

Covenants	The new notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

• incur additional indebtedness;

• pay dividends on, redeem or repurchase our capital stock;

• make investments;

• create certain liens;

• sell assets;

• engage in transactions with affiliates;

• create unrestricted subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications that are described under the headings “DESCRIPTION OF THE NOTES — Suspended Covenants”.

Form of Notes	The new notes initially will be issued in a fully registered book-entry form and will be represented by one or more registered global securities deposited with or on behalf of, and registered in the name of a nominee of The Depository Trust Company.

Trustee	The Bank of New York

Ratio of Earnings to Fixed Charges(1)(2)

					Six Months
					ended
Year ended December 31,					June 30,

1999	2000	2001	2002	2003	2003	2004

(Dollars in Thousands)
3.02x	—	1.47x	—	—	—	—

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction, capitalized interest and the portion of rental expense deemed attributable to interest. “Earnings” represents pretax income (or loss) from continuing operations before fixed charges and capitalized interest.

(2)	For the years ended December 31, 2000, December 31, 2002 and December 31, 2003, earnings were insufficient to cover fixed charges by $8,218, $20,317 and $38,788, respectively. For the six months ended June 30, 2003 and June 30, 2004, earnings were insufficient to cover fixed charges by $40,697 and $41,703, respectively.

Investment in the new notes involves certain risks. You should carefully read the “RISK FACTORS” section beginning on page 8 of this prospectus before participating in the exchange offer.

RISK FACTORS

      You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.” In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are generally applicable to the old notes as well as the new notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that are not presently known or that we currently believe to be less significant may also adversely affect us.

Risks Relating to the Exchange Offer

If you do not tender your old notes, or do so improperly, you will continue to hold unregistered notes and your ability to transfer such notes will be adversely affected.

      We will only issue new notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal (or agent’s message), as described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and, you will no longer have any registration rights with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the new notes; and

•	if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

      We have agreed that, for a period of not less than one year after the exchange offer is consummated, we will make a prospectus available to any broker-dealer for use in connection with any such resale.

      After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if significant amounts of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the new notes.

There is no existing market for the new notes, and we cannot assure you that an active trading market will develop.

      The new notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any national securities exchange or for quotation of the new notes on any automated dealer quotation system. As a result, we cannot assure you that an active trading market will develop for the new notes.

Risks Relating to Us and Our Business

If we are required to pay a judgment of approximately $103 million or post additional cash collateral for Enron’s claims for termination payments, it could have a material adverse effect on our cash flow, liquidity, financial condition and results of operations.

      On June 5, 2002, Enron filed suit against us in its bankruptcy case in the Bankruptcy Court asserting claims against us for liquidated damages in the amount of approximately $93 million based on its termination of its power supply agreement with us and for power previously delivered to us. Enron asserted its contractual right under the Western Systems Power Pool Agreement (“WSPPA”) to terminate deliveries based upon our decision not to provide adequate assurance of our performance under the WSPPA. We have denied these claims and have contended, among other things, that the termination was wrongful and excuses us from any further payment or performance under the WSPPA. We dispute that we owe the monies sought by Enron and have denied liability on numerous grounds, including deceit and fraud in the inducement, fraud, breach of contract, and unfair trade practices.

      On September 26, 2003, the Bankruptcy Court, after granting summary judgment in favor of Enron, entered a judgment (the “Judgment”) in favor of Enron and against us. The Judgment requires us to pay approximately $103 million for liquidated damages and pre-judgment interest for power not delivered by Enron and approximately $6.7 million for delivered power.

      In response to the Judgment, we filed a motion with the Bankruptcy Court seeking a stay pending appeal of the Judgment and proposing to issue General and Refunding Mortgage Bonds as collateral to secure payment of the Judgment. On November 6, 2003, the Bankruptcy Court ruled to stay execution of the Judgment conditioned upon our posting into escrow $103 million of General and Refunding Mortgage Bonds. On December 4, 2003, we complied with the order of the Bankruptcy Court by issuing our $103 million General and Refunding Mortgage Bond, Series E, into escrow. Additionally, we were ordered to place into escrow approximately $11 million within 90 days from the date of the order, which would lower the principal amount of General and Refunding Mortgage Bonds held in escrow by a like amount. We made the payment as ordered on February 10, 2004. The Bankruptcy Court also ordered that during the duration of the stay, we (i) cannot transfer any funds or assets other than to unaffiliated third parties for ordinary course of business operating and capital expenses, (ii) cannot pay dividends to SPR other than for SPR’s current operating expenses and debt payment obligations, and (iii) shall seek a ruling from the PUCN to determine whether the cash payments into escrow trigger our right to seek recovery of such amounts through our deferred energy rate cases.

      On October 1, 2003, we filed a Notice of Appeal from the Judgment with the U.S. District Court for the Southern District of New York. In our appeal, we seek reversal of the Judgment and contend that Enron should not be permitted to recover termination charges under the contract on various grounds including breach of contract, breach of solvency representation, fraud, misrepresentation, and manipulation of the energy markets and that the Bankruptcy Court erred in holding that the filed rate doctrine barred various claims which were purported to challenge the reasonableness of the rate. Enron filed a cross appeal on the grounds that the amount of post judgment interest should have been 12% per year instead of 1.21% as ordered by the Bankruptcy Court. The appeal has been fully briefed and oral argument was heard by the U.S. District Court on May 28, 2004. The U.S. District Court has not yet ruled on this matter nor has it indicated when a decision may be rendered. We are unable to predict the outcome of our appeal of the Judgment.

      On November 21, 2003, we filed a Petition for Declaratory Order with the PUCN, as required by the Bankruptcy Court’s stay order seeking a determination as to whether payment of all or part of the Judgment into escrow would be subject to recovery through a deferred energy accounting adjustment. On February 6, 2004, the PUCN issued its final order indicating that posting or depositing money in escrow would not constitute payment of fuel or purchased power costs eligible for recovery in a deferred account. The PUCN ruled that “. . . paying into escrow while pursuing an appeal of the Bankruptcy Court’s judgment and other relief does not yet provide the circumstances of experiencing a cost which can trigger a filing seeking collection from its customer, and because the issues are not ripe, this Petition is not the docket to decide whether recovery of termination payments should be sought through a general rate case or a deferred energy proceeding.”

      We entered into a stipulation and agreement with Enron which was signed by the Bankruptcy Court on June 30, 2004 and provides that (1) we shall withdraw our objection to the confirmation of Enron’s bankruptcy plan, (2) the collateral contained in our escrow account securing our stay of execution of the Judgment shall not be deemed property of Enron’s bankruptcy estate or our estate in the event of a bankruptcy filing, and (3) the stay of execution of the Judgment, as previously ordered by the Bankruptcy Court, shall remain in place without any additional principal contributions by us to our existing escrow account during the pendency of any and all of our appeals of the Judgment, including to the United States Supreme Court, until a final non-appealable judgment is obtained. There can be no assurances that the U.S. District Court or any higher court to which we appeal the Judgment will accept the existing collateral arrangement to secure further stays of execution of the Judgment.

      On July 22, 2004, the FERC issued an order granting our request to the FERC for an expedited hearing to review Enron’s termination of the energy contracts entered into between us and Enron under the WSPPA. In its order, the FERC determined, among other things, that it has jurisdiction over disputes involving interpretations of the WSPPA and that an evidentiary hearing would be required to determine whether Enron lawfully exercised its contract rights under the WSPPA to terminate its energy contracts with us. An initial decision is expected from the FERC by December 31, 2004. Enron has since filed a petition with the U.S. District Court seeking to enjoin us from proceeding with our FERC complaint. Enron contends that the issues in our complaint have been considered already by the Bankruptcy Court. The U.S. District Court is expected to render a decision shortly. We are unable to predict the outcome of the FERC proceeding or the U.S. District Court proceeding and whether the FERC’s decision in its proceeding will affect our appeal of the Judgment or any subsequent appeals of the Judgment.

Unfavorable rulings in our future general rate cases will have a significant adverse effect on our financial condition, cash flows and future results of operations.

      Our revenues and earnings are subject to change pursuant to regulatory proceedings known as general rate cases which we file with the PUCN approximately every two years. In our general rate cases, the PUCN establishes, among other things, our return on common equity, overall rate of return, depreciation rates and our cost of capital. We filed a general rate case on December 1, 2003, requesting an increase in our general rates charged to all classes of electric customers, which were designed to produce an increase in annual electric revenues of approximately $87 million. Our application sought a return on equity (“ROE”) for our total electric operations of 12.4% and an overall rate of return (“ROR”) of 10.11%. On April 1, 2004, we negotiated with the staff of the PUCN and other interveners in our 2003 general rate case a settlement agreement that resolved most of the issues in the revenue requirement and cost of capital portions of our general rate case. The agreement, which has since been approved by the PUCN, includes provisions relating to the recovery of approximately $40 million of the $95 million annual rate increase requested and a ROE of 10.25%, and an overall ROR of 9.26%, an improvement over our current ROE and ROR, which are 10.17% and 8.61%, respectively. We had sought an ROE of 12.4% and ROR of 10.11%. The agreement did not include the recovery of our investments in our Piñon Pine generating facility. We had requested the recovery of our investment of approximately $96 million for costs associated with this facility over an extended period (between 10 and 25 years). The recovery of these costs would be in addition to the $40 million annual increase provided for by the agreement.

      On May 27, 2004, the PUCN issued an order which permitted the recovery of approximately $37 million of the costs plus a carrying charge to be amortized over 25 years and approximately $11 million of costs without a carrying charge to be amortized over 10 years.

      We cannot predict what the PUCN will decide in our future general rate cases. Inadequate base rates would have a significant adverse effect on our financial condition and future results of operations and could cause additional downgrades of our securities by the rating agencies and make it significantly more difficult to finance operations and to buy fuel and purchased power from third parties.

If we do not receive favorable rulings in the deferred energy applications that we file with the PUCN and we are unable to recover our deferred purchased power and fuel costs, we will experience an adverse impact on cash flow and earnings. Any significant disallowance of deferred energy charges in the future could materially adversely affect our cash flow, financial condition and liquidity and would render our ability to operate outside of bankruptcy uncertain.

      The rates that we charge our customers and certain aspects of our operations are subject to the regulation of the PUCN, which significantly influences our operating environment and affects our ability to recover costs from our customers. Under Nevada law, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on our balance sheet and are not shown as an expense until recovered from our retail customers. We are required to file deferred energy applications with the PUCN at least once every twelve months so that the PUCN may verify the prudence of the energy costs and allow us to clear our deferred energy accounts. Nevada law also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from our customers. Past disallowances in our deferred energy cases have been significant.

      Material disallowances of our deferred energy costs would have a significant adverse effect on our financial condition and future results of operations, could cause additional downgrades of our securities by the rating agencies, make it more difficult for us to finance operations and buy fuel and purchased power from third parties, and render our ability to operate outside of bankruptcy uncertain.

We have approximately $370 million of indebtedness maturing in the next five years that we will be required to refinance or remarket. The failure to refinance or remarket our indebtedness would have an adverse effect on us.

      The following is a description of our maturing debt that comes due on or before December 31, 2009:

•	$320 million of 8.00% General and Refunding Mortgage Notes, Series A, due 2008.

•	$50 million of 6.62% to 6.83% Medium Term Notes, Series C, due 2006.

      We also have $80 million of long-term indebtedness associated with the Washoe County, Nevada, Water Facilities Refunding Revenue Bonds, Series 2001, that we will be required to remarket or purchase by June 30, 2009. If we do not have sufficient funds to repay our indebtedness when due, we will have to refinance the indebtedness through additional debt financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for payments on our indebtedness, including the notes. If we are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions; and/or

•	dispose of assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities.

      We cannot assure you that we could effect or implement any of these alternatives on satisfactory terms, if at all. If we are unable to repay our indebtedness at maturity, we may not be able to continue to operate outside of bankruptcy.

Our ability to access the capital markets is dependent on our ability to obtain regulatory approval to do so.

      We will need to continue to support working capital and capital expenditures, and to refinance maturing debt, through external financing. We must obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit us to finance our operations and to purchase power and fuel necessary to serve our customers. We cannot assure you that the PUCN will issue such orders or that such orders will be issued on a timely basis.

Recent events have significantly adversely affected our liquidity. Further downgrades of our credit ratings could limit our access to the capital markets and adversely affect our financial condition.

      Historically, in order to satisfy our substantial working capital, capital expenditure and debt service requirements, we have relied on a combination of (i) internally generated funds, (ii) our commercial paper program, which had permitted the sale of up to $150 million of commercial paper on a revolving basis, and other issuances of debt and preferred securities in the capital markets, and (iii) capital contributions from our parent, Sierra Pacific Resources.

      On March 29, 2002, the PUCN issued a decision in Nevada Power Company’s deferred energy rate case disallowing $434 million of its request to recover deferred purchased power and fuel costs through rate increases to its customers. On March 29 and April 1, 2002, following this decision by the PUCN, each of Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) lowered our unsecured debt ratings to below investment grade. As a result of these downgrades, we can no longer issue commercial paper, our ability to access the capital markets to raise funds has become limited and our cost of capital has increased. Currently, S&P and Moody’s have our credit ratings on “negative” and “stable,” respectively. In addition, because the credit ratings of Sierra Pacific Resources were similarly downgraded and because of restrictions on our ability to pay dividends on our common stock, Sierra Pacific Resources’ ability to make capital contributions to us has also become limited. Any future downgrades will further increase our cost of capital, which may decrease our earnings, and further limit our access to the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures may be adversely affected. In the event that our financial condition does not improve or becomes worse, we may have to consider other options including the possibility of seeking protection in a bankruptcy proceeding.

      Due to our weakened financial condition and, in certain instances, the weakened financial condition of our suppliers, we have been and continue to be required to pre-pay our natural gas and power purchases or make more frequent payments on natural gas and power delivered to us. An increase in natural gas prices during our winter 2003-2004 peak season negatively affected our cash flows and constrained our liquidity during this winter season. If we do not have sufficient liquidity to meet our power requirements, particularly at the onset of our future peak seasons, we may be required to issue or incur additional indebtedness. If we are unable to issue or incur such indebtedness, whether due to lack of access to the capital markets or due to the covenants in certain of our finance agreements, our ability to provide power to our customers and our financial condition will be adversely affected.

We rely on purchased power counterparties and natural gas suppliers to sell power and natural gas to us for a significant portion of the power and natural gas for our operations. If our financial position does not improve or worsens, we may face increasing difficulty obtaining power and natural gas necessary for our operations.

      Historically, we have purchased a significant portion of the power and natural gas that we sell to our customers from power and natural gas suppliers. If our credit ratings do not improve or are further downgraded, we may experience considerable difficulty entering into new power and natural gas supply contracts, and to the extent that we must rely on the spot market or open market gas purchases, we may experience difficulty obtaining such power and natural gas from suppliers in the spot market in light of our weakened financial condition. In addition, if we experience unexpected failures or outages in our generation facilities, we may need to purchase a greater portion of the power we provide to our customers. Any difficulty securing our purchased power and natural gas requirements could have a material adverse effect on our ability to provide power and natural gas, our operations and our financial condition. In light of our current financial condition, most of our current suppliers are unwilling to sell to us under our traditional payment terms and are requiring us to pre-pay our requirements. If we do not have sufficient funds or access to liquidity to pre-pay our power and natural gas requirements or make more frequent payments on power and natural gas delivered to us, and are unable to obtain power and natural gas through other means, our business, operations and financial condition will be adversely affected and it would render our ability to operate outside of bankruptcy uncertain. Additionally, if we face any additional supplier terminations, our ability to provide reliable service to our customers may be negatively impacted.

We may not be able to mitigate fuel and wholesale electricity pricing risks which could result in unanticipated liabilities or increased volatility in our earnings.

      Our business and operations are subject to changes in purchased power prices, natural gas and fuel costs that may cause increases in the amounts we must pay for power and natural gas supplies on the wholesale market and the cost of producing power in our generation plants. As evidenced by the western utility crisis that began in 2000, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose us to significant commodity price risks.

      Among the factors that could affect market prices for electricity, natural gas and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in our generation plants, including associated transportation costs, and supplies of such commodities;

•	changes in the regulatory framework for the commodities markets that we rely on for purchased power, natural gas and fuel;

•	liquidity in the general wholesale electricity and natural gas market;

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets;

•	weather conditions impacting demand for electricity and natural gas or availability of hydroelectric power or fuel supplies;

•	union and labor relations;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	changes in federal and state energy and environmental laws and regulations.

      As a part of our risk management strategy, we focus on executing contracts for power deliveries to our physical points of delivery to mitigate the commodity-related risks listed above. To the extent that open positions exist, fluctuating commodity prices could have a material adverse effect on our cash flows and our ability to operate and, consequently, on our financial condition.

We may be adversely affected by the financial condition, liquidity problems and possible bankruptcy of our parent, Sierra Pacific Resources, and/or its affiliates. As a wholly-owned subsidiary, we may be adversely affected by Sierra Pacific Resources’ decisions regarding our dividend policy and business and operations.

      We are a wholly-owned subsidiary of Sierra Pacific Resources, the parent company of Nevada Power Company, the public utility that provides power to southern Nevada. As our parent, Sierra Pacific Resources may exercise substantial control over our business and operations, the payment of dividends, our financing and other capital raising activities, mergers or other business combinations, and the acquisition or disposition of assets, among other things.

      Sierra Pacific Resources is a holding company with no significant operations of its own. Its cash flows are substantially derived from dividends paid to it by us and Nevada Power Company, which are typically utilized to service debt and pay dividends on common stock of Sierra Pacific Resources, with the balance, if any, reinvested in us and Nevada Power Company as contributions to capital. Currently, the terms of certain of our other financing agreements, a state regulatory order and the Federal Power Act limit our ability to pay dividends to Sierra Pacific Resources.

      Sierra Pacific Resources has a substantial amount of debt and other obligations including, but not limited to: $240 million of its unsecured 7.93% Senior Notes due 2007; $300 million of its 7.25% Convertible Notes due 2010, which may be converted at any time on or after August 14, 2003; and $335 million of its 8 5/8% Senior Notes due 2014. If Sierra Pacific Resources does not have sufficient funds from dividends to repay its indebtedness at maturity, it will have to refinance the indebtedness through additional financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on the refinanced debt, the increase in interest expense associated with the refinancing could adversely affect Sierra Pacific Resources’ cash flow, and consequently, the cash available for payments on its indebtedness as it matures, its ability to continue outside of bankruptcy will become increasingly uncertain.

      In connection with the disallowance of a significant portion of Nevada Power Company’s deferred purchased power costs by the PUCN as stated above, our credit ratings, along with those of Sierra Pacific Resources, were downgraded to below investment grade. As a result of the downgrades, Sierra Pacific Resources’ ability to service its debt obligations and refinance its maturing and/or convertible debt as it becomes due has been adversely affected. In the event that Sierra Pacific Resources’ financial condition does not improve or becomes worse, it may have to consider other options including the possibility of seeking protection in a bankruptcy proceeding. Sierra Pacific Resources on a stand-alone basis had cash and cash equivalents of approximately $15.4 million as of December 31, 2003. At June 30, 2004, Sierra Pacific Resources had cash and cash equivalents of approximately $20 million.

      We cannot predict with certainty what impact a Sierra Pacific Resources’ bankruptcy would have on us. Under the equitable doctrine of substantive consolidation, a Bankruptcy Court may consolidate and pool our assets and liabilities with those of our parent. We do not believe that our assets and liabilities would become part of Sierra Pacific Resources’ estate in bankruptcy. Although Sierra Pacific Resources owns all of our common stock, which would become part of its bankruptcy estate, we own or lease the assets used in our business as a separate corporation from our parent. Additionally, certain regulatory protections restrict Sierra Pacific Resources’ access to our assets. However, we cannot assure you that Sierra Pacific Resources or its creditors would not attempt to advance such claims in a Sierra Pacific Resources bankruptcy proceeding or, if advanced, how a Bankruptcy Court would resolve the issue. If a Bankruptcy Court were to allow the substantive consolidation of our assets and liabilities in the context of a Sierra Pacific Resources bankruptcy filing, our financial condition, operations and ability to meet our obligations with respect to the notes may be materially adversely affected.

Changes in our regulatory environment and recent events in the energy markets that are beyond our control may significantly affect our financial condition, results of operations or cash flows.

      As a regulated public utility, our rates and operations are subject to regulation by various state and federal regulators as well as the actions of state and federal legislators. As a result of the western energy crisis during 2000 and 2001, the financial troubles of certain energy companies, including us, the regulatory environment in which we operate has become increasingly uncertain. Steps taken and being considered at the federal and state levels continue to change the structure of the electric industry and utility regulation.

      At the federal level, the FERC has been mandating changes in the regulatory framework in which transmission-owning public utilities operate. On July 31, 2002, the FERC issued a Notice of Proposed Rulemaking (Docket No. RM01-12-000) that would require, among other things, that (1) all transmission-owning utilities transfer control of their transmission facilities to an independent transmission provider; (2) transmission service to bundled retail customers be provided under the FERC-regulated transmission tariff, rather than state-mandated terms and conditions; and (3) new terms and conditions for transmission service be adopted nationwide, including new provisions for pricing transmission in the event of transmission congestion. If adopted as proposed, the rules would materially alter the manner in which we own and operate our transmission services.

      The PUCN has jurisdiction, granted by the Nevada Legislature, over our rates, standards of service, generation and certain distribution facilities, accounting, and issuance of securities, as well as other aspects of our operations. The Nevada Legislature and the PUCN could pass measures that could affect retail competition in Nevada, affect the prices that we charge for electricity and natural gas, impact the impairment and writedown of certain of our assets, including generation-related plant and regulatory assets, reduce our profit margins and increase the costs of our capital and operations expenses. Prior to the onset of the western utility crisis, the Nevada Legislature and the PUCN had mandated that we sell our electric generation assets and prepare for retail competition in Nevada. AB 369, which was passed into law on April 18, 2001, halted the movement towards deregulation of the Nevada electric industry by repealing all statutes authorizing retail competition, by voiding any license issued to alternative sellers of electricity and by placing a moratorium on the sale of generation assets by electric utilities until July 2003. After July 2003, we may enter into agreements to sell, convey or otherwise transfer any interest we hold in a generating asset subject to approval by the PUCN, which requires a showing that divestiture of the generating asset would be in the public interest. We cannot predict how future actions by the PUCN or future legislation passed in Nevada will affect our results of operations, cash flows or financial condition.

      As a result of the western energy crisis during 2000 and 2001, the volatility of natural gas prices in North America, the bankruptcy filings by Enron Corporation and Pacific Gas and Electric, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility businesses have generally been under an increased amount of scrutiny by public, state and federal regulators, the capital markets and the rating agencies. We cannot predict or control what effect these types of events or future actions of regulatory agencies in response to such events in the energy markets may have on our business or our access to the capital markets.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.

      We are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the outcome or effect of any action or litigation that may arise from applicable environmental regulations.

      In addition, we may be required to be a responsible party for environmental clean up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.

      Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities which could result in the imposition of substantially more stringent limitations on emissions than those currently in effect. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations particularly if those costs are not fully recoverable from our customers.

      Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities the cost of installing the necessary equipment may cause us to shut down those generation units.

Our operating results will likely fluctuate on a seasonal and quarterly basis.

      Electric power generation is generally a seasonal business. In many parts of the country, including our service areas, demand for power peaks during the hot summer months and the cold winter months, with market prices also peaking at that time. As a result, our operating results in the future will likely fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions in our service areas are milder. Unusually mild weather in the future could diminish our results of operations and harm our financial condition.

War and the threat of terrorism may harm our future growth and operating results.

      The growth of our business depends in part on continued customer growth and tourism demand for hotels, casinos and ski resorts in our service area. Changes in consumer preferences or discretionary consumer spending in our service area could harm our business. The terrorist attacks of September 11, 2001 had a negative impact on travel and leisure expenditures, including the lodging, gaming and tourism sectors. Although activity levels have recovered, we cannot predict the extent to which future terrorist and war activities in the United States and elsewhere may affect us, directly or indirectly. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm the businesses in and the continued growth of these customer segments, which could harm our business and results of operations. In addition, instability in the financial markets as a result of war may affect our ability to raise capital.

      A prolonged military presence in Iraq or any other military strikes may affect our operations in unpredictable ways, such as increased security measures and disruptions of fuel supplies and markets, particularly oil. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that our infrastructure facilities (which includes our pipelines, production facilities, and transmission and distribution facilities) could be direct targets or indirect casualties of an act of terror. War and the possibility of a prolonged military presence may have an adverse effect on the economy in general.

Risks Relating to the Notes

The notes impose restrictions on us that may adversely affect our ability to operate our business.

      The notes contain covenants that restrict, among other things, our ability to:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	incur additional indebtedness and issue preferred stock;

•	enter into asset sales;

•	enter into transactions with affiliates;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities; and

•	engage in certain mergers or consolidations and transfers of assets.

      Our ability to comply with these covenants may be affected by many events beyond our control and we cannot assure you that our future operating results will be sufficient to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants could result in a default, which could cause the notes (and by reason of cross-default provisions, indebtedness under our indentures and other indebtedness) to become immediately due and payable. If such an event of default occurs and we are not able to remedy or obtain a waiver from such default, we may not have sufficient funds to repay the notes.

The notes will be junior in right of payment to our obligations under the First Mortgage Indenture.

      Under the terms of the G&R Indenture, the lien securing the notes and all other securities issued under the G&R Indenture is junior to the lien of our First Mortgage Indenture. As of the date hereof, there is $487.3 million aggregate principal amount of bonds issued and outstanding under the First Mortgage Indenture. In the event of bankruptcy, liquidation, reorganization or other winding-up of our company or upon a default in payment with respect to, or the acceleration of, any indebtedness under our secured debt, our assets that secure our secured debt will be available to pay obligations on the notes only after all indebtedness under the First Mortgage Indenture has been repaid in full from those assets. There may not be sufficient assets remaining to pay amounts due on all the securities then outstanding under the G&R Indenture.

The holders of all of the notes offered hereby do not have the power, acting alone, to enforce the lien of the G&R Indenture.

      If any event of default occurs under the notes, including any breach of a covenant that is still continuing after applicable grace periods, only the holders of a majority in principal amount of all of the then outstanding securities under the G&R Indenture have the power to direct the trustee in its exercise of any trust or power, including its rights to enforce the lien of the G&R Indenture on the collateral securing all those obligations, including the notes offered hereby. As of June 30, 2004, there was $642 million aggregate principal amount of securities issued under the G&R Indenture.

      Moreover, additional securities may be issued under the G&R Indenture on the basis of (i) 70% of net utility property additions, (ii) the principal amount of retired General and Refunding Mortgage bonds, and/or (iii) the principal amount of first mortgage bonds retired after delivery to the indenture trustee of the initial expert’s certificate under the G&R Indenture. On the basis of (i), (ii) and (iii) above, as of June 30, 2004, we had the capacity to issue approximately $381 million of additional securities under the G&R Indenture. Although we have substantial capacity to issue additional G&R securities on the basis of property additions and retired G&R securities and First Mortgage Bonds, the financial covenants contained in certain of our financing agreements limit the amount of additional debt that we may issue and the reasons for which such indebtedness may be issued.

                  We may be unable to repurchase the notes if we experience a change in control.

      We are required, under the terms of the notes, to offer to purchase all of the outstanding notes if we experience a change of control. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding to purchase the notes, or any other securities that we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing. See “DESCRIPTION OF THE NOTES — Repurchase at the Option of Holders — Change of Control.”

SIERRA PACIFIC POWER COMPANY

General

      We are a regulated public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. We have a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provide electricity to approximately 334,000 customers in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. We also provide natural gas service in Nevada to approximately 129,000 customers in the cities of Reno and Sparks and the surrounding areas.

      The peak loads in our service territory are highest in the summer months, while the peak loads in the winter months are nearly as high, with loads driven primarily by air conditioning requirements of our customers during the summer months and by space heating during the winter months. Over the past five fiscal years, our peak loads have increased an average of 3.1% annually and our total retail electric megawatt hour sales have increased an average of 2.2% annually. For the year ended December 31, 2003, our electric business contributed $868 million in revenues from continuing operations and our retail electric sales totaled 8.9 million megawatt-hours (“MWh”), while our natural gas business contributed approximately $162 million in revenues from continuing operations.

      We are a subsidiary of Sierra Pacific Resources, the publicly-traded utility holding company that owns all of our outstanding common stock. Sierra Pacific Resources is the parent company of Nevada Power Company, the public utility that provides power to southern Nevada.

      We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road (P.O. Box 10100), Reno, Nevada 89511 and our telephone number is (775) 834-4011.

SELECTED FINANCIAL INFORMATION

      The following tables summarize our selected historical financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference into this prospectus, which financial statements and notes should be read in their entirety. Our obligations under the notes will not be guaranteed by Sierra Pacific Resources, Nevada Power Company or any other entity. The selected financial data have been derived from our financial statements. The unaudited interim period selected financial data, in our opinion, reflect all adjustments necessary to present fairly the data for such periods. Interim results for the six months ended June 30, 2004 are not necessarily indicative of results that can be expected in future periods.

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in thousands)
Operating Revenues	$709,374	$995,722	$1,547,430	$1,081,034	$1,029,866	$510,970	$485,621
Operating Income	112,703	45,409	78,968	55,292	68,566	15,770	45,534
Income (Loss) from Continuing Operations	64,615	(4,077)	22,743	(13,968)	(23,275)	(23,957)	(24,516)
Dividends Declared — Common Stock	76,000	85,000	63,000	44,900	18,530	—	—
Ratio of Earnings to Fixed Charges(1)(2)	3.02x	—	1.47x	—	—	—	—

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction, capitalized interest and the portion of rental expense deemed attributable to interest. “Earnings” represents pretax income (or loss) from continuing operations before fixed charges and capitalized interest.

(2)	For the years ended December 31, 2000, December 31, 2002 and December 31, 2003, earnings were insufficient to cover fixed charges by $8,218, $20,317 and $38,788, respectively. For the six months ended June 30, 2003 and June 30, 2004, earnings were insufficient to cover fixed charges by $40,697 and $41,703, respectively.

	As of December 31,
						As of June 30,
	1999	2000	2001	2002	2003	2004

	(In thousands)
Total Assets	$2,131,069	$2,258,389	$2,760,770	$2,457,516	$2,362,469	$2,463,757
Long-Term Debt	728,185	825,432	925,700	1,016,188	996,200	997,696

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

      The proceeds of the old notes were used to discharge outstanding indebtedness under our prior credit facility and for general corporate purposes.

CERTAIN RELATIONSHIPS WITH SIERRA PACIFIC RESOURCES

AND NEVADA POWER COMPANY

      We are a wholly-owned subsidiary of Sierra Pacific Resources, a holding company that is also the parent company of Nevada Power Company, the public utility that provides power to southern Nevada. Sierra Pacific Resources has no significant operations of its own. Its cash flows are substantially derived from dividends paid to it by us and by Nevada Power Company, which are typically utilized to service debt and pay dividends on the common stock of Sierra Pacific Resources, with the balance, if any, reinvested in us and in Nevada Power Company as capital contributions. Currently, we are subject to restrictions on the amount of dividends we may pay to our parent under the terms of certain financing agreements, a state regulatory order, the Federal Power Act and the stay order issued by the Enron Bankruptcy Court. See Note 7 — Dividend Restrictions of the Condensed Notes to the Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference herein for a detailed description of these restrictions.

      Many of our officers are also officers of Sierra Pacific Resources and Nevada Power Company. In addition, all of the members of our board of directors are also directors of Sierra Pacific Resources and Nevada Power Company. Our board of directors exercises substantial control over our business and operations and makes determinations with respect to, among other things, the following:

•	payment of dividends;

•	decisions on financings and our capital raising activities;

•	mergers or other business combinations; and

•	acquisition or disposition of assets.

      Employees of Sierra Pacific Resources provide certain accounting, treasury, information technology and administrative services to us and to Nevada Power Company. The costs of those services are allocated among the three companies according to each company’s usage.

      Sierra Pacific Resources files a consolidated federal income tax return for itself and its subsidiaries. Current income taxes are allocated based on each entity’s respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return. Based upon Sierra Pacific Resources’ filing practices, we do not believe we would incur any significant tax liability from our parent or its other subsidiaries; however, we may incur certain tax liabilities as a result of the joint tax filing in the event of a change in applicable law or as a result of an audit.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      We are offering to issue our 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “new notes”), in exchange for our 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which have not been so registered (the “old notes”), as described in this prospectus (the “Exchange Offer”).

      The old notes were sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers, Inc. (collectively, the “Initial Purchasers”) on April 16, 2004 to a limited number of institutional investors (the “Purchasers”). In connection with the sale of the old notes, Sierra Pacific Power and the Initial Purchasers entered into a Registration Rights Agreement, dated April 16, 2004 (the “Registration Rights Agreement”), which requires Sierra Pacific Power, among other things,

      (a) to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to new notes substantially identical in all material respects to the old notes, to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

      (b) to register the old notes under the Securities Act.

      Sierra Pacific Power is obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy Sierra Pacific Power’s obligations under that agreement. The term “Holder” with respect to the Exchange Offer means any person in whose name old notes are registered on Sierra Pacific Power’s books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose old notes are held of record by DTC. At the date of this prospectus, the sole Holder of old notes is DTC.

      In participating in the Exchange Offer, a Holder is deemed to represent to Sierra Pacific Power, among other things, that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the Holder,

(b) neither the Holder nor any such other person receiving such new notes is engaging in or intends to engage in a distribution of such new notes,

(c) neither the Holder nor any such other person receiving such new notes has an arrangement or understanding with any person to participate in the distribution of such new notes, and

(d) neither the Holder nor any such other person receiving such new notes is an “affiliate,” as defined in Rule 405 under the Securities Act, of Sierra Pacific Power.

      Based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third-parties, Sierra Pacific Power believes that the new notes issued pursuant to the Exchange Offer may be offered for resale and resold or otherwise transferred by any Holder of such new notes (other than any such Holder which is an “affiliate” of Sierra Pacific Power within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to Holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such new notes are acquired in the ordinary course of such Holder’s business and such Holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the new notes cannot rely on such interpretation by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the new notes. In the event that Sierra Pacific Power’s belief is not correct, Holders of the new notes who transfer new notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. Sierra Pacific Power does not assume or indemnify Holders against such liability.

      Each broker-dealer that receives new notes for its own account in exchange for old notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities must, and must agree to, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus may be used for such purpose. Any such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. The foregoing interpretation of the staff of the Securities and Exchange Commission does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from Sierra Pacific Power.

      Sierra Pacific Power has not entered into any arrangement or understanding with any person to distribute the new notes to be received in the Exchange Offer.

      The Exchange Offer is not being made to, nor will Sierra Pacific Power accept tenders for exchange from, Holders of old notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. See “PLAN OF DISTRIBUTION.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Old notes may be tendered only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered in the Exchange Offer.

      The form and terms of the new notes will be the same as the form and terms of the old notes except the new notes will be registered under the Securities Act while the old notes were not. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes, and both the old notes and the new notes will be treated as a single series of debt securities under that indenture.

      As of the date of this prospectus, $100,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all Holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the Exchange Offer.

      We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. Old notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits those Holders have under the G&R Indenture. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

      We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the new notes from Sierra Pacific Power and delivering new notes to those Holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

      Holders who tender old notes in the Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. It is important that you read the “— Fees and Expenses” section below for more details regarding fees and expenses incurred in the Exchange Offer.

Expiration Date; Extensions; Amendments

      The term “Expiration Date,” shall mean 5:00 p.m., New York City time on October 4, 2004, unless Sierra Pacific Power, in its sole discretion, extends the Exchange Offer, in which case the term “Expiration Date” will mean the latest date and time to which the Exchange Offer is extended.

      In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension orally or in writing and we will notify the registered Holders of old notes of the extension no later than 9:00 a.m., New York time, on the business day after the previously scheduled expiration date.

      Sierra Pacific Power reserves the right, in its sole discretion:

•	to delay accepting any old notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth under “— Conditions to the Exchange Offer” below have not been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the Exchange Offer in any manner.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered Holders of old notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of old notes of the amendment. During any of these extensions, all old notes previously tendered will remain subject to the Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

      Upon satisfaction or waiver of all the conditions to the Exchange Offer, Sierra Pacific Power will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “— Conditions to the Exchange Offer.” For purposes of the Exchange Offer, Sierra Pacific Power will be deemed to have accepted properly tendered old notes for exchange when, as and if Sierra Pacific Power shall have given oral or written notice thereof of the Exchange Agent.

      In all cases, issuance of the new notes for old notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or facsimile thereof or an Agent’s message in lieu thereof) and all other required documents; provided, however, that Sierra Pacific Power reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if old notes are submitted for a greater principal amount or a greater principal amount, respectively, than the Holder desires to exchange, then such unaccepted or non-exchange old notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer

      Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange any new notes for any old notes, and we may, subject to the terms of the Registration Rights Agreement, terminate the Exchange Offer before accepting any old notes for exchange, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in Sierra Pacific Power’s reasonable judgment, might materially impair the ability of Sierra Pacific Power to proceed with the Exchange Offer; or

•	any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Securities and Exchange Commission, which, in Sierra Pacific Power’s reasonable judgment, might materially impair the ability of Sierra Pacific Power to proceed with the Exchange Offer.

      If Sierra Pacific Power determines in its sole discretion that any of these conditions are not satisfied, Sierra Pacific Power may:

•	refuse to accept any old notes and return all tendered old notes to the tendering Holders,

•	extend the Exchange Offer and retain all old notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such old notes to withdraw their tendered old notes, or

•	waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Sierra Pacific Power will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Sierra Pacific Power will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

      In addition, we will not be obligated to accept for exchange the old notes of any Holder that has not made:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” and

•	such other representations as may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

      The Exchange Offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of that right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any of those old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the G&R Indenture under the Trust Indenture Act of 1939.

Procedures for Tendering — Registered Holders and DTC Participants

      REGISTERED HOLDERS OF OLD NOTES, AS WELL AS BENEFICIAL OWNERS WHO ARE DIRECT PARTICIPANTS IN DTC, WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD FOLLOW THE DIRECTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL.

      ALL OTHER BENEFICIAL OWNERS SHOULD FOLLOW THE INSTRUCTIONS RECEIVED FROM THEIR BROKER OR NOMINEE AND SHOULD CONTACT THEIR BROKER OR NOMINEE DIRECTLY. THE INSTRUCTIONS SET FORTH BELOW AND IN THE LETTER OF TRANSMITTAL DO NOT APPLY TO SUCH BENEFICIAL OWNERS.

Registered Holders

      To tender in the Exchange Offer, a Holder must complete, sign and date the letter of transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the Exchange Agent prior to the expiration date. In addition, either

•	certificates for such old notes must be received by the Exchange Agent along with the letter of transmittal, or

•	the Holder must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the letter of transmittal and other required documents must be received by the Exchange Agent at the address set forth below under “— Exchange Agent” prior to the Expiration Date.

      The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and Sierra Pacific Power in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO SIERRA PACIFIC POWER COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the old notes tendered pursuant thereto are tendered

•	by a registered Holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (an “Eligible Institution”).

      If the letter of transmittal is signed by a person other than the registered Holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed note power signed by such registered Holder as such registered Holder’s name appears on such old notes.

      If the letter of transmittal or any old notes or note or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Sierra Pacific Power, evidence satisfactory to Sierra Pacific Power of their authority to so act must be submitted with the letter of transmittal.

Guaranteed Delivery Procedures

      Holders who wish to tender their old notes and

      (a) whose old notes are not immediately available;

      (b) who cannot deliver their old notes, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date; or

      (c) who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

(1) the tender is made through an Eligible Institution;

(2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder, the certificate number(s) of such old notes (unless tender is to be made by book-entry transfer) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the certificates for all physically tender old notes, in proper form for transfer, or Book-Entry Confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

(3) the certificates and/or other documents referred to in clause (2) above must be received by the Exchange Agent within the time specified above.

      Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

DTC Participants

      Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Such delivery must be accompanied by either

•	the letter of transmittal or facsimile thereof, with any required signature guarantees or

•	an Agent’s Message (as hereinafter defined),

and any other required documents, and must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under “— Exchange Agent” prior to the Expiration Date or the guaranteed delivery procedures described above must be complied with. The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus.

      The term “Agent’s Message” means a message, electronically transmitted by DTC to and received by the Exchange Agent, and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Holder of old notes stating that such Holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal and, further, that such Holder agrees that Sierra Pacific Power may enforce the letter of transmittal against such Holder.

Miscellaneous

      All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by Sierra Pacific Power in its sole discretion, which determination will be final and binding. Sierra Pacific Power reserves the absolute right to reject any and all old notes not properly tendered or any old notes Sierra Pacific Power’s acceptance of which would, in the opinion of counsel for Sierra Pacific Power, be unlawful. Sierra Pacific Power also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Sierra Pacific Power’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as Sierra Pacific Power shall determine. Although Sierra Pacific Power intends to notify Holders of defects or irregularities with respect to tenders of old notes, none of Sierra Pacific Power, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

      By tendering, each Holder or the Person receiving the new notes, as the case may be, will be deemed to represent to Sierra Pacific Power that, among other things,

•	the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the Person receiving such new notes, whether or not such person is the Holder,

•	neither the Holder nor any such other Person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such new notes, and

•	neither the Holder nor any such other Person is an “affiliate,” as defined in Rule 405 promulgated under the Securities Act, of Sierra Pacific Power.

      In all cases, issuance of new notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for the old notes tendered for exchange or a timely Book-Entry Confirmation of such old notes into the Exchange Agent’s account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof or Agent’s Message in lieu thereof) and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if old notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering Holder thereof (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

      Sierra Pacific Power reserves the right in its sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the Expiration Date or, as set forth above under “— Conditions to the Exchange Offer,” to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Book Entry Transfer

      The Exchange Agent will establish an account with respect to the old notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the Exchange Agent’s account at DTC or all other documents of transmittal to the Exchange Agent on or prior to the Expiration Date must tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, Holders of old notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To withdraw a tender of old notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must

•	specify the name of the person having deposited the old notes to be withdrawn (the “Depositor”),

•	identify the old notes to be withdrawn (including the certificate number, unless tendered by book-entry transfer),

•	be signed by the Holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustees with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

•	specify the name in which any such old notes are to be registered, if different from that of the Depositor. If old notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by any method of delivery described in this paragraph.

      All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Sierra Pacific Power, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal; and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the Expiration Date.

Exchange Agent

      The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. You should direct requests for additional copies of this prospectus or of the letter of transmittal and requests for the Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

The Bank of New York
Corporate Trust Department
101 Barclay Street, 7 East
New York, NY 10286
Attn: David A. Mauer
By Telephone: (212) 815-2548
By Facsimile: (212) 298-1915

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses in connection therewith.

      Our expenses in connection with the Exchange Offer are estimated in the aggregate to be approximately $100,000 and include, among other things:

•	Securities and Exchange Commission registration fees;

•	fees and expenses of the Exchange Agent and the Trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the Exchange Offer. The tendering Holder, however, will be required to pay any transfer taxes (whether imposed on the registered Holder or any other person) if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange of old notes pursuant to the Exchange Offer.

      If satisfactory evidence of payment of those taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed to such tendering Holder.

Consequences of Failure to Exchange

      Holders of old notes who do not exchange their old notes for new notes pursuant to the Exchange Offer will remain subject to the restrictions on transfer applicable to the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

      In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under, or not subject to, the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the staff of the Securities and Exchange Commission, Sierra Pacific Power believes that new notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such Holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Holders acquired the new notes in the ordinary course of the Holders’ business and the Holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the new notes:

•	could not rely on the applicable interpretations of the Securities and Exchange Commission; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction of the new notes.

      After the Exchange Offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the Exchange Offer could lower the market price of the new notes.

Accounting Treatment

      We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer.

Other

      Participation in the Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Sierra Pacific Power” refers only to Sierra Pacific Power Company and not to any of its subsidiaries.

General

      Sierra Pacific Power issued its 6 1/4% General and Refunding Mortgage Notes, Series H, due April 15, 2012 under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as supplemented to the date hereof (the “G&R Indenture”), between itself and The Bank of New York, as trustee, pursuant to an officer’s certificate establishing the terms of the notes (the “Officer’s Certificate”) in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes include those stated in the Officer’s Certificate and the G&R Indenture and those made part of the G&R Indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material terms of the notes as set forth in the Officer’s Certificate and the registration rights agreement entered into in connection with the issuance and sale of the notes. A summary of the provisions of the G&R Indenture can be found under “THE INDENTURE.” The summaries do not restate the applicable documents and agreements in their entirety. Copies of the G&R Indenture, the Officer’s Certificate and the registration rights agreement are available to prospective purchasers of the notes upon request. We urge you to read the G&R Indenture, the Officer’s Certificate and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the G&R Indenture and the Officer’s Certificate.

      As hereinafter discussed, the G&R Indenture provides that, in addition to the notes, other debt securities may be issued thereunder on the basis of Property Additions, Retired Securities or cash deposited with the trustee. See “THE INDENTURE — Issuance of Additional Indenture Securities.” Any such issuance will be subject to the covenant described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

      The old notes were initially offered in the aggregate principal amount of $100,000,000. The new notes are being offered in the same aggregate principal amount and on the same terms and conditions as the old notes.

      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer’s Certificate and the G&R Indenture.

Brief Description of the Notes

      The notes:

•	are general obligations of Sierra Pacific Power;

•	are secured by the lien of the G&R Indenture, which lien is junior to the lien of the First Mortgage Indenture;

•	are senior in right of payment to all existing and any future subordinated Indebtedness of Sierra Pacific Power; and

•	are equal in right of payment to all existing and any future senior Indebtedness of Sierra Pacific Power, although junior in terms of priority of lien to the bonds outstanding under the First Mortgage Indenture.

Principal, Maturity and Interest

      Sierra Pacific Power will issue notes with initial maximum aggregate principal amount of $100.0 million. Sierra Pacific Power may issue additional notes of the same series having the same terms as the notes offered hereby from time to time after this Exchange Offer. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants  — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes of the same series having the same terms as the notes offered hereby subsequently issued under the G&R Indenture will be treated as a single class for all purposes under the G&R Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Sierra Pacific Power will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 15, 2012.

      Interest on the notes accrues at the rate of 6 1/4% per annum and is payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2004. Sierra Pacific Power will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a holder has given wire transfer instructions to Sierra Pacific Power prior to the fifth day preceding the record date, Sierra Pacific Power will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Sierra Pacific Power elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. Sierra Pacific Power may change the paying agent or registrar without prior notice to the holders of the notes, and Sierra Pacific Power or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the G&R Indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders may be required to pay any taxes due on transfer. Sierra Pacific Power is not required to transfer or exchange any note selected for redemption. Also, Sierra Pacific Power is not required to transfer or exchange any note for a period of 15 days before the selection of notes to be redeemed.

Security and Ranking

      The notes are senior obligations of Sierra Pacific Power and rank equally in right of payment with all existing and future senior obligations of Sierra Pacific Power and rank senior in right of payment to all subordinated obligations of Sierra Pacific Power. The notes are secured to the extent set forth under “THE INDENTURE — Security.” The notes will be junior in terms of priority of lien to obligations under the First Mortgage Indenture since the collateral securing the notes and all other securities issued under the G&R Indenture also secures all obligations under the First Mortgage Indenture, and the lien of the G&R Indenture on such collateral is junior, subject and subordinate to the prior lien of the First Mortgage Indenture. As of the date hereof, $487.3 million aggregate principal amount of first mortgage bonds are issued and outstanding under the First Mortgage Indenture. As of June 30, 2004, Sierra Pacific Power had approximately $642 million aggregate principal amount of securities outstanding under its G&R Indenture.

Optional Redemption

      At any time prior to April 15, 2007, Sierra Pacific Power may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price of 106.25% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of any public or private offering of its Equity Interests (other than Disqualified Stock) or a capital contribution to Sierra Pacific Power’s equity made with net cash proceeds of an offering by Sierra Pacific Resources; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding notes held by Sierra Pacific Power and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such offering.

      In addition to the preceding paragraph, Sierra Pacific Power may redeem the notes at its option at any time, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third business day, the Reference Treasury Dealer Quotation for such redemption date.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

      “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by us.

      “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes under the G&R Indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Redemption at Option of Holders

      Upon the occurrence of any of the following events (the “Triggering Events”):

(1) failure for 30 days to pay when due interest on, or Liquidated Damages with respect to, the notes;

(2) failure to pay when due the principal of, or premium, if any, on the notes;

(3) failure by Sierra Pacific Power or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Sierra Pacific Power or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control”;

(5) failure by Sierra Pacific Power or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Officer’s Certificate or the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sierra Pacific Power or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Sierra Pacific

Power or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the original issue date of the notes, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7) failure by Sierra Pacific Power or any of its Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(8) an event of default under the First Mortgage Indenture (other than any such matured event of default which (i) is of similar kind or character to the Triggering Event described in (3) or (5) above and (ii) has not resulted in the acceleration of the securities outstanding under the First Mortgage Indenture); provided, however, that, anything in the Officer’s Certificate to the contrary notwithstanding, the waiver or cure of such event of default under the First Mortgage Indenture and the rescission and annulment of the consequences thereof under the First Mortgage Indenture shall constitute a cure of the corresponding Triggering Event and a rescission and annulment of the consequences thereof, the holders of at least 25% in principal amount of the then outstanding notes may deliver a notice to Sierra Pacific Power requiring Sierra Pacific Power to redeem the notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to the date of redemption.

      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to Sierra Pacific Power and the trustee may on behalf of the holders of all of the notes waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of interest or Liquidated Damages on, or the principal of, the notes.

      In the case of any Triggering Event occurring by reason of any willful action or inaction taken or not taken by or on behalf of Sierra Pacific Power with the intention of avoiding payment of the premium that Sierra Pacific Power would have had to pay if Sierra Pacific Power then had elected to redeem the notes pursuant to the provisions of the Officer’s Certificate relating to redemption at the option of Sierra Pacific Power described above under the caption “Optional Redemption,” an equivalent premium equal to the premium payable pursuant to the second paragraph under the caption “Optional Redemption” or, prior to April 15, 2007, the premium payable pursuant to the first or second paragraph under the caption “Optional Redemption,” whichever is greater, will also become and be immediately due and payable to the extent permitted by law upon the redemption of the notes at the option of the holders thereof.

      Sierra Pacific Power is required to deliver to the trustee annually a statement regarding compliance with the G&R Indenture. Upon becoming aware of any Triggering Event, Sierra Pacific Power is required to deliver to the trustee a statement specifying such Triggering Event.

Mandatory Redemption

      Except as provided in the next paragraph, or under “Redemption at the Option of Holders” above, Sierra Pacific Power is not required to make mandatory redemption or sinking fund payments with respect to the notes.

      In the event of certain events of bankruptcy or insolvency with respect to Sierra Pacific Power, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, Sierra Pacific Power will be required to redeem the notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest and Liquidated Damages, if any, on the notes to the date of redemption, without further action or notice on the part of the trustee or the holders of the notes.

Suspended Covenants

      During any period of time that the notes have an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing under the G&R Indenture, Sierra Pacific Power and its Restricted Subsidiaries will not be subject to the provisions of the Officer’s Certificate described below under the following captions:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Certain Covenants — Restricted Payments,”

•	“— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	“— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,”

•	“— Certain Covenants — Transactions with Affiliates,” and

•	“— Certain Covenants — Business Activities”

(collectively, the “Suspended Covenants”); provided, however, that the provisions of the Officer’s Certificate described below under the following captions will not be so suspended:

•	“— Repurchase at the Option of Holders — Change of Control,”

•	“— Certain Covenants — Sale and Leaseback Transactions” (except as set forth in that covenant),

•	“— Certain Covenants — Merger, Consolidation or Sale of Assets” (except as set forth in that covenant),

•	“— Certain Covenants — Future Subsidiary Guarantees” (except as set forth in that covenant),

•	“— Certain Covenants — Liens,”

•	“— Certain Covenants — Payments for Consent,” and

•	“— Reports.”

As a result, during any period in which Sierra Pacific Power and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

      If Sierra Pacific Power and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, or a Default or Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing, Sierra Pacific Power and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Officer’s Certificate (each such date of reinstatement being the “Reinstatement Date”), including the preceding sentence. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Certain Covenants — Restricted Payments” as though such covenant had been in effect during the entire period of time from which the notes are issued, provided, however, that no immediate Default or Event of Default shall occur as a result of such reinstatement of the Suspended Covenants.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require Sierra Pacific Power to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Officer’s Certificate. In the Change of Control Offer, Sierra Pacific Power will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Sierra Pacific Power will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Officer’s Certificate and described in such notice.

      On the Change of Control Payment Date, Sierra Pacific Power will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Sierra Pacific Power.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Sierra Pacific Power will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Sierra Pacific Power will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Officer’s Certificate, Sierra Pacific Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the G&R Indenture by virtue of such conflict.

      Sierra Pacific Power’s future agreements governing its Indebtedness, including one or more Credit Facilities, may prohibit Sierra Pacific Power from purchasing any notes in the event of a Change of Control, and may also provide that a Change of Control would constitute a default or require repayment of the Indebtedness under these agreements. In the event a Change of Control occurs at a time when Sierra Pacific Power is prohibited from purchasing notes, Sierra Pacific Power could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If Sierra Pacific Power does not obtain such a consent or repay those borrowings, Sierra Pacific Power will remain prohibited from purchasing notes. In such case, Sierra Pacific Power’s failure to comply with the foregoing provisions would constitute a Triggering Event, which, if not complied with, would constitute an Event of Default under the G&R Indenture which would, in turn, constitute a default under such Credit Facility or other agreements governing its Indebtedness.

      The provisions described above that require Sierra Pacific Power to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Officer’s Certificate are applicable. Except as described above with respect to a Change of Control, the Officer’s Certificate does not contain provisions that permit the holders of the notes to require that Sierra Pacific Power repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      Sierra Pacific Power will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Officer’s Certificate applicable to a Change of Control Offer made by Sierra Pacific Power and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Sierra Pacific Power and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Sierra Pacific Power to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sierra Pacific Power and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Sierra Pacific Power (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) for any agreement to make an Asset Sale that is entered into after the notes are issued under the G&R Indenture, the fair market value is determined by (a) an executive officer of Sierra Pacific Power if the value is more than $5.0 million but less than $25.0 million or (b) Sierra Pacific Power’s Board of Directors if the value is $25.0 million or more, as evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Sierra Pacific Power or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Sierra Pacific Power’s or such Restricted Subsidiary’s most recent balance sheet, of Sierra Pacific Power or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Sierra Pacific Power or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Sierra Pacific Power or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Sierra Pacific Power or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Sierra Pacific Power may apply those Net Proceeds at its option:

(1) to repay senior secured Indebtedness of Sierra Pacific Power;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, Sierra Pacific Power may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Officer’s Certificate.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, Sierra Pacific Power will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is ranked equally with the notes containing provisions similar to those set forth in the Officer’s Certificate with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally-ranked Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Sierra Pacific Power may use those Excess Proceeds for any purpose not otherwise prohibited by the Officer’s Certificate. If the aggregate principal amount of notes and other equally-ranked Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other equally-ranked Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      To the extent that any Asset Sale constitutes the sale, conveyance or other disposition of all or substantially all of the assets of Sierra Pacific Power and its Restricted Subsidiaries taken as a whole, such transaction will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and the provisions described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

      Sierra Pacific Power will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Officer’s Certificate, Sierra Pacific Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Officer’s Certificate by virtue of such conflict.

      The agreements governing Sierra Pacific Power’s other Indebtedness contain restrictions relating to certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require Sierra Pacific Power to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Sierra Pacific Power. Finally, Sierra Pacific Power’s ability to pay cash to the holders of notes upon a repurchase may be limited by Sierra Pacific Power’s then existing financial resources.

Certain Covenants

      In addition to the covenants described under “THE INDENTURE” below, the terms of the notes include the covenants described below. These covenants will apply unless the holders of a majority in principal amount of the notes offered hereby consent otherwise and will remain in effect (unless suspended) only so long as any of these notes are outstanding:

Restricted Payments

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Sierra Pacific Power’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Sierra Pacific Power or any of its Restricted Subsidiaries) or to the direct or indirect holders of Sierra Pacific Power’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sierra Pacific Power) or to Sierra Pacific Power or a Restricted Subsidiary of Sierra Pacific Power;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Sierra Pacific Power) any Equity Interests of Sierra Pacific Power or any direct or indirect parent of Sierra Pacific Power;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Sierra Pacific Power would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Sierra Pacific Power and its Restricted Subsidiaries after the original issue date of the notes (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Sierra Pacific Power for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the original issue date of the notes to the end of Sierra Pacific Power’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Sierra Pacific Power (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of Sierra Pacific Power) since the original issue date of the notes as a contribution to its common equity capital or from the issue or sale of Equity Interests of Sierra Pacific Power (other than

Disqualified Stock and other than sales to a Restricted Subsidiary of Sierra Pacific Power) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Sierra Pacific Power that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock or debt securities sold to a Subsidiary of Sierra Pacific Power), plus

(c) to the extent that any Restricted Investment that was made after the original issue date of the notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of Sierra Pacific Power is redesignated as a Restricted Subsidiary after the original issue date of the notes, the lesser of (i) the fair market value of Sierra Pacific Power’s Investment in such Subsidiary as of the date of such redesignation and (ii) the fair market value of Sierra Pacific Power’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Officer’s Certificate;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Sierra Pacific Power or any Subsidiary Guarantor or of any Equity Interests of Sierra Pacific Power or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Sierra Pacific Power) of, Equity Interests of Sierra Pacific Power (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Sierra Pacific Power with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Sierra Pacific Power to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power held by any member of Sierra Pacific Power’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.5 million in any twelve-month period;

(6) the payment of any distribution by a Trust Preferred Vehicle to holders of such trust’s preferred beneficial interests, to the extent such distribution does not exceed the amount that is contemporaneously received by such trust as a payment of interest at its Stated Maturity on the subordinated Indebtedness of Sierra Pacific Power held by such trust;

(7) payments to Sierra Pacific Resources to enable Sierra Pacific Resources to pay its reasonable expenses (including but not limited to, principal, premium, if any, and interest on Sierra Pacific Resources’ Indebtedness and payment obligations on account of Sierra Pacific Power Resource’s Premium Income Equity Securities) incurred in the ordinary course of business, which expenses shall not be greater than $50.0 million for any one calendar year; provided that (a) any such payment complies with any regulatory restrictions then applicable to Sierra Pacific Power and (b) the Fixed Charge Coverage Ratio for Sierra Pacific Power’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any such payment is made was at least 1.75 to 1;

(8) the payment of any dividend by Sierra Pacific Power on the Sierra Pacific Power Class A Series I preferred stock outstanding on the original issue date of the notes at a rate not exceeding the dividend rate in effect on the original issue date of the notes; and

(9) other Restricted Payments in an aggregate amount since the original issue date of the notes not to exceed $25.0 million;

provided that, with respect to clauses (2), (3), (5), (7) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Sierra Pacific Power or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, Sierra Pacific Power will deliver to the trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required under the Officer’s Certificate.

Incurrence of Indebtedness and Issuance of Preferred Stock

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Sierra Pacific Power will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Sierra Pacific Power may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Sierra Pacific Power’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Sierra Pacific Power pursuant to this clause (1) of additional Indebtedness and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Sierra Pacific Power thereunder), together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to $250.0 million at any time outstanding;

(2) the incurrence by Sierra Pacific Power and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Sierra Pacific Power of Indebtedness represented by the notes to be issued on the original issue date of the notes (and the related Exchange Notes to be issued pursuant to the registration rights agreement) and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of those notes, any additional notes of the same series and any related exchange notes;

(4) the incurrence by Sierra Pacific Power or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Sierra Pacific Power or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5) the incurrence by Sierra Pacific Power or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3) (5) or (12) of this paragraph;

(6) the incurrence by Sierra Pacific Power or any of its Restricted Subsidiaries (other than a Receivables Entity) of intercompany Indebtedness between or among Sierra Pacific Power or any of its Restricted Subsidiaries (other than a Receivables Entity); provided, however, that:

(a) if Sierra Pacific Power is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor’s Subsidiary Guarantee; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Sierra Pacific Power or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Sierra Pacific Power or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Sierra Pacific Power or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(d) any Indebtedness issued by Sierra Pacific Power or any of its Restricted Subsidiaries to a Trust Preferred Vehicle shall not be treated as intercompany Indebtedness for purposes of this clause (6) to the extent of the face amount of the beneficial interests of the Trust Preferred Vehicle that are not held by Sierra Pacific Power or any of its Restricted Subsidiaries;

(7) the incurrence by Sierra Pacific Power or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by Sierra Pacific Power or any Restricted Subsidiary of Indebtedness of Sierra Pacific Power or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that in the event the Indebtedness that is being guaranteed is subordinated in right of payment to the notes, then the Guarantee of the Indebtedness shall be subordinated in right of payment to the notes;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of such Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of Sierra Pacific Power as accrued;

(10) Indebtedness in respect of bid, performance or surety bonds issued for the account of Sierra Pacific Power or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of Sierra Pacific Power or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(11) the incurrence by Sierra Pacific Power’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Sierra Pacific Power that was not permitted by this clause (11);

(12) the incurrence by Sierra Pacific Power of additional Indebtedness consisting of securities issued pursuant to the G&R Indenture in respect of claims relating to Sierra Pacific Power’s obligations pursuant to agreements with gas, electric power and other energy suppliers that have been terminated as of the original issue date of the notes;

(13) the incurrence by Sierra Pacific Power or any Restricted Subsidiary of additional Indebtedness consisting of letters of credit for purposes of supporting Sierra Pacific Power’s or any Restricted Subsidiary’s obligations now or hereafter owing to gas, electric power or other energy suppliers, not to exceed $20.0 million at any time outstanding;

(14) the issuance by Sierra Pacific Power of up to $75.0 million of securities issued pursuant to the G&R Indenture to secure Standard Securitization Undertakings entered into by Sierra Pacific Power in connection with a Qualified Receivables Transaction; provided that the obligation of Sierra Pacific Power to make any payment on any such securities shall be:

(a) payable no earlier than such amount is required to be paid in respect of such Standard Securitization Undertakings; and

(b) deemed to have been paid or otherwise satisfied and discharged to the extent that Sierra Pacific Power has paid such amount in respect of such Standard Securitization Undertakings;

provided further that any amounts Sierra Pacific Power is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (1) of the second paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above.

(15) the issuance by a Receivables Entity of a Purchase Money Note in connection with a Qualified Receivables Transaction;

(16) the incurrence by Sierra Pacific Power of additional Indebtedness to finance capital expenditures incurred pursuant to Sierra Pacific Power’s 2004 Resource Plan as approved or amended under order by the PUCN or mandated by statute or by one or more federal or state regulatory authorities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16); and

(17) the incurrence by Sierra Pacific Power or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $25.0 million at any time outstanding.

      Notwithstanding the foregoing, Sierra Pacific Power will not issue any additional bonds under its First Mortgage Indenture.

      Sierra Pacific Power will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Sierra Pacific Power unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Sierra Pacific Power will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Sierra Pacific Power solely by virtue of being secured on a junior basis or by virtue of being unsecured.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

(1) in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Sierra Pacific Power will be permitted to classify (or later classify or reclassify such Indebtedness, in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; and

(2) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

Liens

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Sierra Pacific Power or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Sierra Pacific Power or any of its Restricted Subsidiaries;

(2) make loans or advances to Sierra Pacific Power or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Sierra Pacific Power or any of its Restricted Subsidiaries.

      However, the preceding restrictions applicable to dividends and other payment restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities or Qualified Receivables Transactions as in effect on the original issue date of the notes and other customary encumbrances and restrictions existing on or after the original issue date of the notes that are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the original issue date of the notes; provided that the application of such restrictions or encumbrances to additional Restricted Subsidiaries not subject thereto on the original issue date of the notes shall not be deemed to make such restrictions more restrictive;

(2) the G&R Indenture, the Officer’s Certificate and the notes and other customary encumbrances and restrictions existing in indentures and notes after the original issue date of the notes that are not more restrictive, in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the G&R Indenture, the Officer’s Certificate and the notes;

(3) applicable law (including without limitation, rules, regulations and agreements with regulatory authorities) or any order issued pursuant to a federal or state statute or any order by or agreement with any court or governmental agency or body having jurisdiction over Sierra Pacific Power or any of its Subsidiaries or any of their respective properties;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Sierra Pacific Power or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Officer’s Certificate to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of Sierra Pacific Power, are necessary to effect such Qualified Receivables Transaction;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions or dispositions of assets by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      Sierra Pacific Power may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Sierra Pacific Power is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Sierra Pacific Power and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Sierra Pacific Power is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Sierra Pacific Power) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) (a) the Person formed by or surviving any such consolidation or merger (if other than Sierra Pacific Power) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Sierra Pacific Power under the notes, the G&R Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and (b) such Person executes and delivers to the trustee a supplemental indenture that contains a grant, conveyance, transfer and mortgage by such Person confirming the lien of the G&R Indenture on the property subject to such lien and subjecting to such lien all property thereafter acquired by such Person that shall constitute an improvement, extension or addition to the property subject to the lien of the G&R Indenture or renewal, replacement or substitution of or for any part thereof and, at the election of such Person, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such Person as such Person shall specify;

(3) immediately after such transaction no Default or Event of Default exists;

(4) Sierra Pacific Power or the Person formed by or surviving any such consolidation or merger (if other than Sierra Pacific Power), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or the Fixed Charge Coverage Ratio of Sierra Pacific Power or the surviving Person, as applicable, or of the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, would not be less than the Fixed Charge Coverage Ratio of Sierra Pacific Power immediately prior to the transaction; provided, however, that this clause (4) shall be suspended during any period in which Sierra Pacific Power and its Restricted Subsidiaries are not subject to the Suspended Covenants; and

(5) Sierra Pacific Power, or the Person formed by or surviving any such consolidation or merger (if other than Sierra Pacific Power), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction or series of transactions have been complied with.

      In addition, Sierra Pacific Power may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (4) and (5) under this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Sierra Pacific Power and any of its Restricted Subsidiaries.

Transactions with Affiliates

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Sierra Pacific Power or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Sierra Pacific Power or such Restricted Subsidiary with an unrelated Person; and

(2) Sierra Pacific Power delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Sierra Pacific Power or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Sierra Pacific Power or such Restricted Subsidiary;

(2) transactions between or among Sierra Pacific Power and/or its Restricted Subsidiaries (other than a Receivables Entity);

(3) transactions with a Person that is an Affiliate of Sierra Pacific Power solely because Sierra Pacific Power owns an Equity Interest in such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Sierra Pacific Power;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Sierra Pacific Power;

(6) Permitted Investments pursuant to the Officer’s Certificate and Restricted Payments that are permitted by the provisions of the Officer’s Certificate described above under the caption “— Restricted Payments”;

(7) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power in the ordinary course of business;

(8) transactions pursuant to any agreement in effect on the date of the Officer’s Certificate as the same may be amended from time to time in any manner not materially less favorable to the holders of the notes;

(9) loans or advances to officers, directors and employees of Sierra Pacific Power or any Restricted Subsidiary made in the ordinary course of business, consistent with past practices of Sierra Pacific Power and/or its Restricted Subsidiaries and in compliance with applicable law in an aggregate amount not to exceed $1.0 million outstanding at any one time; and

(10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by Sierra Pacific Power be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Sierra Pacific Power and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments.” That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The Board of Directors of Sierra Pacific Power may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Sierra Pacific Power of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Guarantees

      Sierra Pacific Power will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of Sierra Pacific Power unless (i) such Restricted Subsidiary simultaneously executes and delivers to the trustee a Subsidiary Guarantee of such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of Sierra Pacific Power if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against Sierra Pacific Power or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee of the notes; and (iii) such Restricted Subsidiary shall deliver to the trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that (A) existed at the time such Person became a Restricted Subsidiary of Sierra Pacific Power and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Sierra Pacific Power.

      Notwithstanding the foregoing and the other provisions of the Officer’s Certificate, in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not Sierra Pacific Power or a Restricted Subsidiary of Sierra Pacific Power (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the applicable provisions of the Officer’s Certificate, including the covenants described above under “— Repurchase at the Option of Holders — Asset Sales”; and

(2) the Subsidiary Guarantor is also released or discharged from its obligations under the guarantee, which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such guarantee.

Sale and Leaseback Transactions

      Sierra Pacific Power will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Sierra Pacific Power or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Sierra Pacific Power or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officer’s certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Sierra Pacific Power applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

provided, however, that the foregoing clauses (1) and (3) shall be suspended during any period in which Sierra Pacific Power and its Restricted Subsidiaries are not subject to the Suspended Covenants.

Business Activities

      Sierra Pacific Power will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Sierra Pacific Power and its Subsidiaries taken as a whole.

Payments for Consent

      Sierra Pacific Power will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Officer’s Certificate or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, so long as any notes are outstanding, Sierra Pacific Power will furnish to the trustee and otherwise make available on its website, within the time periods specified in the Commission’s rules and regulations (as if required):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Sierra Pacific Power were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the certifications that would be required by Rule 13a-14 under the Exchange Act and, with respect to the annual information only, a report on the annual financial statements by Sierra Pacific Power’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Sierra Pacific Power were required to file such reports.

      If Sierra Pacific Power has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Sierra Pacific Power and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Sierra Pacific Power.

      In addition, whether or not required by the Commission, Sierra Pacific Power will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Sierra Pacific Power has agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Defeasance

      Sierra Pacific Power may, at its option and at any time, elect to have the obligations of Sierra Pacific Power released with respect to certain covenants that are described in the Officer’s Certificate (“Covenant

Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Triggering Event. In the event Covenant Defeasance occurs, certain events described above under “— Redemption at Option of Holders” will no longer constitute a Triggering Event.

      In order to exercise Covenant Defeasance:

(1) Sierra Pacific Power must irrevocably deposit with the trustee or any paying agent (other than Sierra Pacific Power), in trust for the benefit of the holders of the notes: (a) money (including Funded Cash (as defined in the G&R Indenture) not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or such paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, and Liquidated Damages, if any, due and to become due on the notes or portions thereof. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof;

(2) Sierra Pacific Power shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3) no Triggering Event shall have occurred and is continuing on the date of such deposit (other than a Triggering Event arising from the breach of a covenant under the Officer’s Certificate resulting from the borrowing of funds to be applied to such deposit);

(4) such Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Officer’s Certificate) to which Sierra Pacific Power or any of its Subsidiaries is a party or by which Sierra Pacific Power or any of its Subsidiaries is bound;

(5) Sierra Pacific Power must deliver to the trustee an officer’s certificate stating that the deposit was not made by Sierra Pacific Power with the intent of preferring the holders of notes over the other creditors of Sierra Pacific Power with the intent of defeating, hindering, delaying or defrauding creditors of Sierra Pacific Power or others; and

(6) Sierra Pacific Power must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

Book-Entry, Delivery and Form

      We expect that the new notes will initially be issued in the form of one or more Global Notes (the “Global Notes”). The Global Notes will be deposited on the date of the closing of this Exchange Offer with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

      DTC has advised Sierra Pacific Power that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation

(“DTCC”). DTCC, in turn, is owned by a number of Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. DTC holds securities for its participating organizations (collectively, the “Participants”) and facilitates the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Sierra Pacific Power that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent. For certain other restrictions on the transferability of the notes, see “Notice to Investors.”

      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the G&R Indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the G&R Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Sierra Pacific Power nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

      More information about DTC can be found at www.dtcc.com.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the G&R Indenture. Under the terms of the G&R Indenture, Sierra Pacific Power and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Sierra Pacific Power, the trustee nor any agent of Sierra Pacific Power or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised Sierra Pacific Power that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Sierra Pacific Power. Neither Sierra Pacific Power nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Sierra Pacific Power and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or the Global Note Holder for all purposes.

Certificated Notes

      Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Certificated notes will be issued in the form of registered definitive certificates (the “Certificated Notes”). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the G&R Indenture. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). In addition, if:

(1) DTC (a) notifies Sierra Pacific Power that it is unwilling or unable to continue as depositary for the Global Notes and Sierra Pacific Power fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Sierra Pacific Power, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes;

then, upon surrender by the Global Note Holder of its Global Note, notes in certificated form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes.

      Neither Sierra Pacific Power nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Sierra Pacific Power and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sierra Pacific Power takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Distribution

Compliance Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised Sierra Pacific Power that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Sierra Pacific Power nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Sierra Pacific Power that it is unwilling or unable to continue as depositary for the Global Notes and Sierra Pacific Power fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Sierra Pacific Power, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Officer’s Certificate. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee and Sierra Pacific Power a written certificate (in the form provided in the G&R Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

      Sierra Pacific Power will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Sierra Pacific Power will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Sierra Pacific Power expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Sierra Pacific Power that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

      Set forth below are certain defined terms used in the Officer’s Certificate. Reference is made to the G&R Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Sierra Pacific Power and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the G&R Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Sierra Pacific Power’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Sierra Pacific Power and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Sierra Pacific Power or to another Restricted Subsidiary;

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(5) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of Qualified Receivables Transaction to or by a Receivables Entity;

(6) sales, transfers or other dispositions of assets, including Capital Stock of Restricted Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business of the issuer and its Restricted Subsidiaries existing on the date of such sale or other disposition; provided, however, that any cash received by Sierra Pacific Power shall be treated as Net Proceeds and applied as set forth in the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; provided further that the fair market value of the assets sold or disposed of is determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments;” and

(7) transfers of assets by Sierra Pacific Power and its Restricted Subsidiaries required under statute or regulation in connection with renewable energy contracts.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Sierra Pacific Power and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Sierra Pacific Power;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of Sierra Pacific Power or Sierra Pacific Resources, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Sierra Pacific Power or Sierra Pacific Resources are not Continuing Directors.

      “Commission” means the Securities and Exchange Commission or any successor agency.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income); plus

(5) all extraordinary, unusual or non-recurring items of loss or expense; minus

(6) all extraordinary, unusual or non-recurring items of gain or revenue; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that non-cash expenses recorded as a result of deferred energy accounting will not be added to Consolidated Net Income.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) any equity in earnings or losses of Sierra Pacific Resources will be excluded.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Sierra Pacific Power who:

(1) was a member of such Board of Directors on the original issue date of the notes; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, and includes any securities issued pursuant to the G&R Indenture in order to secure any amounts outstanding under a Credit Facility from time to time; provided that the obligation of Sierra Pacific Power to make any payment on any such securities shall be:

(1) no greater than the amount required to be paid under such Credit Facility that is secured by such payment obligation;

(2) payable no earlier than such amount is required to be paid under such Credit Facility; and

(3) deemed to have been paid or otherwise satisfied and discharged to the extent that Sierra Pacific Power has paid such amount under such Credit Facility;

provided further that any amounts Sierra Pacific Power is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (1) of the second paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in the G&R Indenture.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Sierra Pacific Power to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Sierra Pacific Power may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Event of Default” means an Event of Default as defined in the G&R Indenture.

      “Existing Indebtedness” means all Indebtedness of Sierra Pacific Power and its Subsidiaries (other than Indebtedness under a Credit Facility) in existence on the original issue date of the notes, until such amounts are repaid.

      “First Mortgage Indenture” means the Indenture of Mortgage, dated as of December 1, 1940, between Sierra Pacific Power and U.S. Bank, N.A. (successor to State Street Bank and Trust Company), as trustee, as modified, amended or supplemented at any time or from time to time by supplemental indentures.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Sierra Pacific Power (other than Disqualified Stock) or to Sierra Pacific Power or a Restricted Subsidiary of Sierra Pacific Power, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

(5) all distributions by a Trust Preferred Vehicle to persons other than Sierra Pacific Power of amounts received as interest by such trust on the subordinated Indebtedness of Sierra Pacific Power held by such trust.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of Sierra Pacific Power (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the original issue date of the notes.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Sierra Pacific Power or any Subsidiary of Sierra Pacific Power sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Sierra Pacific Power such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Sierra Pacific Power, Sierra Pacific Power will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Sierra Pacific Power or any Subsidiary of Sierra Pacific Power of a Person that holds an Investment in a third Person will be deemed to be an Investment by Sierra Pacific Power or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds received by Sierra Pacific Power or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Sierra Pacific Power nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Sierra Pacific Power or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Sierra Pacific Power or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business that derives a majority of its revenues from the business engaged in by Sierra Pacific Power and its Restricted Subsidiaries on the original issue date of the notes and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Sierra Pacific Power and its Restricted Subsidiaries are engaged on the original issue date of the notes, as determined in good faith by the Board of Directors of Sierra Pacific Power.

      “Permitted Investments” means:

(1) any Investment in Sierra Pacific Power or in a Restricted Subsidiary of Sierra Pacific Power (other than a Receivables Entity);

(2) any Investment in Cash Equivalents;

(3) any Investment by Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Sierra Pacific Power (other than a Receivables Entity); or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sierra Pacific Power or a Restricted Subsidiary of Sierra Pacific Power (other than a Receivables Entity);

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets to the extent it is in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Sierra Pacific Power;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments by Sierra Pacific Power or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided however, that any Investment in any Receivables Entity or such other Person is in the form of a Purchase Money Note, or any equity interests, directly or indirectly, in accounts receivable and related assets generated by Sierra Pacific Power or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable;

(9) any Investments made in accordance with clause (6) of the definition of “Asset Sales”; and

(10) other Investments in any Person that is not also a Restricted Subsidiary of Sierra Pacific Power having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the original issue date of the notes, not to exceed $20.0 million.

      “Permitted Liens” means:

(1) Liens securing any Indebtedness under a Credit Facility that was permitted by the terms of the Officer’s Certificate to be incurred, and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of Sierra Pacific Power or any Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Sierra Pacific Power or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the original issue date of the notes (including the Lien of the First Mortgage Indenture and the Lien of the G&R Indenture);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Sierra Pacific Power or any Restricted Subsidiary with respect to obligations (including Hedging Obligations) that do not exceed $15.0 million at any one time outstanding;

(10) Liens to secure Indebtedness permitted by clauses (7), (13), (16), or (17) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Liens securing any other Indebtedness issued or to be issued under the G&R Indenture that was permitted to be incurred under the terms of the covenant described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(13) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction; and

(14) Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of Sierra Pacific Power or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of Sierra Pacific Power, any of its Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from Sierra Pacific Power or any of its Subsidiaries.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Sierra Pacific Power or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Sierra Pacific Power or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the original issue date of the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the original issue date of the notes, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Sierra Pacific Power or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Sierra Pacific Power or any of its Restricted Subsidiaries pursuant to which Sierra Pacific Power or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by Sierra Pacific Power or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Sierra Pacific Power or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

      “Rating Agencies” means S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Sierra Pacific Power (as certified by a resolution of its Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

      “Receivables Entity” means a Wholly-Owned Subsidiary of Sierra Pacific Power or Sierra Pacific Resources (or another Person in which Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power makes an Investment and to which Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Sierra Pacific Power (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not party to any agreement, contract, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power other than on terms no less favorable to Sierra Pacific Power or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Sierra Pacific Power, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) to which neither Sierra Pacific Power nor any Restricted Subsidiary of Sierra Pacific Power has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

      Any such designation by the Board of Directors of Sierra Pacific Power shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “S&P” means Standard & Poor’s Rating Group, Inc., or any successor to the rating agency business thereof.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power which are reasonably customary in securitization of accounts receivable transactions.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Subsidiary Guarantee” means any Guarantee of the notes to be executed by any Subsidiary of Sierra Pacific Power pursuant to the covenant described above under “Certain Covenants — Future Subsidiary Guarantees.”

      “Subsidiary Guarantors” means any Subsidiary of Sierra Pacific Power that executes a Subsidiary Guarantee in accordance with the provisions of the G&R Indenture, and their respective successors and assigns.

      “Trust Preferred Vehicle” means any statutory business trust, the only assets of which are subordinated Indebtedness of Sierra Pacific Power.

      “Unrestricted Subsidiary” means any Subsidiary of Sierra Pacific Power that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Sierra Pacific Power or any Restricted Subsidiary of Sierra Pacific Power unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Sierra Pacific Power or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Sierra Pacific Power;

(3) is a Person with respect to which neither Sierra Pacific Power nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Sierra Pacific Power or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Sierra Pacific Power or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Sierra Pacific Power or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of Sierra Pacific Power as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the G&R Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Sierra Pacific Power as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Sierra Pacific Power will be in default of such covenant.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

THE INDENTURE

Security

General

      Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “Release of Property” and “Defeasance,” all Outstanding Indenture Securities, equally and ratably, will be secured by the lien of the G&R Indenture on substantially all properties owned by us located in the State of Nevada (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties, which lien, as to such properties, will be junior, subject and subordinate to the respective liens of our existing First Mortgage Indenture.

      As used herein, the term “First Mortgage Indenture” means our Indenture of Mortgage dated as of December 1, 1940 by and between us and U.S. Bank National Association, as successor trustee, and Gerald R. Wheeler, as successor individual trustee, as heretofore and hereafter amended and supplemented. Capitalized terms used under this heading which are not otherwise defined in this offering memorandum shall have the meanings ascribed thereto in the G&R Indenture. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the G&R Indenture.

      The G&R Indenture provides that, after the issuance of the initial series of securities under the G&R Indenture, we will not issue any additional bonds under the First Mortgage Indenture, except as necessary to replace any mutilated, lost or destroyed bonds or to effect exchanges and transfers of bonds. The G&R Indenture also provides that, as soon as practicable after we become entitled to release and discharge of the First Mortgage Indenture, we will take all necessary action to obtain and effect the release and cancellation of the lien of the First Mortgage Indenture upon any of the Mortgaged Property. (See Section 7.02.)

Lien of the G&R Indenture

      General. The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the State of Nevada, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the G&R Indenture other than the lien of the First Mortgage Indenture (so long as the same remains in effect), Permitted Liens and certain other liens permitted to exist.

      The G&R Indenture provides that after-acquired property (other than excepted property) located in the State of Nevada will be subject to the lien of the G&R Indenture; provided, however, that in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the G&R Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions (as defined in the G&R Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and “Consolidation, Merger, etc.” herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the G&R Indenture.

      Without the consent of the Holders, we may enter into supplemental indentures with the Trustee in order to subject to the lien of the G&R Indenture additional property (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of G&R Indenture Securities. (See “— Issuance of Additional G&R Indenture Securities.”)

      Excepted Property. There are excepted from the lien of the G&R Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by us as lessee. (See Granting Clauses.)

      In addition, our properties located outside of the State of Nevada are not subject to the lien of the G&R Indenture.

      Permitted Liens. The lien of the G&R Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the G&R Indenture, Permitted Liens includes any and all of the following, among other, liens: (a) liens for taxes which are not delinquent or are being contested in good faith; (b) mechanics’, workmen’s and similar liens and other liens arising in the ordinary cause of business; (c) liens in respect of judgments (i) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of G&R Indenture Securities then Outstanding or (ii) with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so; (d) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair our use of the Mortgaged Property considered as a whole; (e) certain defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes; (f) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (g) leases existing at the date of the G&R Indenture and subsequent leases for not more than 10 years or which do not materially impair our use of the property subject thereto; (h) liens of lessors or licensors for amounts due which are not delinquent or are being contested; (i) controls, restrictions or obligations imposed by Governmental Authorities upon our property or the operation thereof; (j) rights of Governmental Authorities to purchase or designate a purchase of our property; (k) liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program; (l) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (m) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property; (n) rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (o) restrictions or assignment and/or qualification requirements on the assignee; (p) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (q) easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair our use of such property; and (r) Prepaid Liens. (See Granting Clauses and Section 1.01.)

      Trustee’s Lien. The G&R Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of G&R Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Issuance of Additional G&R Indenture Securities

      The aggregate principal amount of G&R Indenture Securities which may be authenticated and delivered under the G&R Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

(i) 70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of G&R Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

(ii) the aggregate principal amount of Retired Securities; and

(iii) an amount of cash deposited with the Trustee. (See Article IV.)

      Property Additions generally include any property which is owned by us and is subject to the lien of the G&R Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 1.03.)

      Retired Securities means, generally, (a) G&R Indenture Securities which are no longer Outstanding under the G&R Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of G&R Indenture Securities, the release of property or the withdrawal of cash and (b) certain bonds issued under the First Mortgage Indenture which have been retired.

Release of Property

      Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the G&R Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

(1) an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;

(2) an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

(3) the aggregate principal amount of G&R Indenture Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

(4) any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the trustee or other holder of a lien prior to the lien of the G&R Indenture, subject to certain limitations described below;

(5) the aggregate principal amount of G&R Indenture Securities delivered to the Trustee (with such G&R Indenture Securities to be canceled by the Trustee); and

(6) any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 8.03.)

      As used in the G&R Indenture, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)

      Property which is not Funded Property may generally be released from the lien of the G&R Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)

      The G&R Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)

      If we retain any interest in any property released from the lien of the G&R Indenture, the G&R Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)

Withdrawal of Cash

      Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of an amount equal to 70% the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of G&R Indenture Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding G&R Indenture Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of G&R Indenture Securities or (b) the payment (or provision therefor) at Stated Maturity of any G&R Indenture Securities or the redemption (or provision therefor) of any G&R Indenture Securities which are redeemable. (See Section 8.06.)

Consolidation, Merger, etc.

      We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the G&R Indenture Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the G&R Indenture Securities and the performance of all of our covenants and conditions under the G&R Indenture and, in the case of a consolidation, merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the G&R Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (b) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the G&R Indenture and on the G&R Indenture Securities then Outstanding unless we elect to waive such release and discharge. (See Section 13.04.)

Modification of G&R Indenture

Modification Without Consent

      Without the consent of any Holders, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:

(a) to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the G&R Indenture and in the G&R Indenture Securities; or

(b) to add one or more covenants by us or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, G&R Indenture Securities of one or more specified series (for the purposes of this subsection, “series” includes all tranches thereof), or to surrender any right or power conferred upon us by the G&R Indenture; or

(c) to correct or amplify the description of any property at any time subject to the lien of the G&R Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the G&R Indenture; or to subject to the lien of the G&R Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the G&R Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

(d) to change or eliminate any provision of the G&R Indenture or to add any new provision to the G&R Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the G&R Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no G&R Indenture Security of such series remains Outstanding; or

(e) to establish the form or terms of the G&R Indenture Securities of any series as permitted by the G&R Indenture; or

(f) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

(g) to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

(h) to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the G&R Indenture Securities; or

(i) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of G&R Indenture Securities will be payable, (2) all or any series of G&R Indenture Securities may be surrendered for registration of transfer, (3) all or any series of G&R Indenture Securities may be surrendered for exchange and (4) notices and demands to or upon us in respect of all or any series of G&R Indenture Securities and the G&R Indenture may be served; or

(j) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add or remove other provisions with respect to matters and questions arising under the G&R Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of G&R Indenture Securities of any series in any material respect. (See Section 14.01.)

      Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended after the date of the G&R Indenture in such a way as to require changes to the G&R Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the G&R Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the G&R Indenture, the G&R Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to evidence or effect such amendment. (See Section 14.01.)

Modifications Requiring Consent

      Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the G&R Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the G&R Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of G&R Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding G&R Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the G&R Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding G&R Indenture Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may

(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any G&R Indenture Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any G&R Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity of any G&R Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such G&R Indenture Security,

(b) permit the creation of any lien not otherwise permitted by the G&R Indenture ranking prior to the lien of the G&R Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the G&R Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the G&R Indenture, without, in any such case, the consent of the Holders of all G&R Indenture Securities then Outstanding,

(c) reduce the percentage in principal amount of the Outstanding G&R Indenture Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the G&R Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding G&R Indenture Security of such series, or

(d) modify certain of the provisions of the G&R Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the G&R Indenture Securities of any series without the consent of the Holder of each Outstanding G&R Indenture Security of such series.

      A supplemental indenture that changes or eliminates any covenant or other provision of the G&R Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding, G&R Indenture Securities of one or more specified series or modifies the rights of the Holders of G&R Indenture Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the G&R Indenture of the Holders of the G&R Indenture Securities of any other series. (See Section 14.02.)

Waiver

      The Holders of at least a majority in aggregate principal amount of all G&R Indenture Securities may waive our obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding G&R Indenture Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to G&R Indenture Securities of such series or tranches thereof. (See Section 6.09.)

      Before any sale of any of the Mortgaged Property and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of at least a majority in principal amount of all Outstanding Securities may waive any past default under the G&R Indenture, except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Security Outstanding, or (b) in respect of a covenant or provision of the G&R Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of any series or tranche affected. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 10.17.)

Events of Default

      Each of the following events constitutes an Event of Default under the G&R Indenture (See Section 10.01.):

(1) failure to pay interest on any G&R Indenture Security within 60 days after the same becomes due and payable;

(2) failure to pay principal of or premium, if any, on any G&R Indenture Security within three Business Days after its Maturity;

(3) failure to perform or breach of any of our covenants or warranties in the G&R Indenture (other than a covenant or warranty which is to remain in effect only so long as the notes offered hereby remain outstanding or a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the Trustee, or to us and the Trustee by the Holders of at least 33% in principal amount of Outstanding G&R Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the Holders of a principal amount of G&R Indenture Securities not less than the principal amount of G&R Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if we have initiated corrective action within such period and is being diligently pursued;

(4) certain events relating to our reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

(5) an event of default under the First Mortgage Indenture; provided, however, that, anything in the G&R Indenture to the contrary notwithstanding, the waiver or cure of such event of default under the First Mortgage Indenture shall constitute a cure of the corresponding event of default under the G&R Indenture.

Remedies

Acceleration of Maturity

      If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of G&R Indenture Securities then Outstanding may declare the principal amount (or if the G&R Indenture Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the G&R Indenture) of all of the G&R Indenture Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the G&R Indenture Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the G&R Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a) we have paid or deposited with the Trustee a sum sufficient to pay

(1) all overdue interest, if any, on all G&R Indenture Securities then Outstanding;

(2) the principal of and premium, if any, on any G&R Indenture Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such G&R Indenture Securities; and

(3) all amounts due to the Trustee as compensation and reimbursement as provided in the G&R Indenture; and

(b) any other Event or Events of Default, other than the non-payment of the principal of G&R Indenture Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the G&R Indenture. (See Section 10.02.)

Possession of Mortgaged Property

      Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding G&R Indenture Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings

      If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the G&R Indenture Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the G&R Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings

      No Holder of any G&R Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the G&R Indenture or for the appointment of a receiver or for any other remedy thereunder unless

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the Holders of not less than a majority in aggregate principal amount of the G&R Indenture Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request;

(c) such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d) for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty day period by the Holders of a majority in aggregate principal amount of G&R Indenture Securities then Outstanding; and

(e) no direction inconsistent with such written request shall have been given to the Trustee during such sixty day period by the Holders of a majority in aggregate principal amount of the Securities then Outstanding;

it being understood and intended that no one or more of such Holders shall have any right in any manner to affect, disturb or prejudice the lien of the G&R Indenture or the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the G&R Indenture, except in the manner provided in the G&R Indenture and for the equal and ratable benefit of all of such Holders.

      Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)

No Impairment of Right to Receive Payment

      Notwithstanding that the right of a Holder to institute a proceeding with respect to the G&R Indenture is subject to certain conditions precedent, each Holder of an G&R Indenture Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such G&R Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)

Notice of Default

      The Trustee is required to give the Holders notice of any default under the G&R Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under “Events of Default” may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

Indemnification of Trustee

      As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the G&R Indenture and institution of action on the G&R Indenture Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Remedies Limited by State Law

      The laws of the State of Nevada where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the G&R Indenture in accordance with their terms.

Defeasance

      Any G&R Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the G&R Indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust: (a) money (including Funded Cash not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such G&R Indenture Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

      Notwithstanding the foregoing, no note shall be deemed to have been paid as aforesaid unless we shall have delivered to the Trustee either:

(a) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the G&R Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

(b) (i) an instrument wherein we, notwithstanding the satisfaction and discharge of our Indebtedness in respect of the notes, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional Eligible Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such notes or portions thereof; provided, however, that such instrument may state that our obligation to make additional deposits as aforesaid shall be subject to the delivery to us by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing showing the calculation thereof; and (ii) an opinion of tax counsel in the United States reasonably acceptable to the Trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Duties of the Trustee; Resignation; Removal

      The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the G&R Indenture at the request of any holder of G&R Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

      The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by Act of the Holders of a majority in principal amount of G&R Indenture Securities then Outstanding delivered to us and the Trustee. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the G&R Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the G&R Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the G&R Indenture. (See Section 11.10.)

Evidence to be Furnished to the Trustee

      Compliance with G&R Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the G&R Indenture requires us to give the Trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the G&R Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Sierra Pacific Power will have any liability for any obligations of Sierra Pacific Power under the G&R Indenture Securities, the G&R Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of G&R Indenture Securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the G&R Indenture Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

DESCRIPTION OF FIRST MORTGAGE INDENTURE

General

      The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the First Mortgage Indenture. Wherever particular provisions of the First Mortgage Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference.

Security

      The First Mortgage Indenture covers substantially all of Sierra Pacific Power’s real and tangible properties located in the State of Nevada and the State of California, Sierra Pacific Power’s interest in a generation station in the State of Arizona, as well as certain mining interests of Sierra Pacific Power in the State of Utah, and improvements, extensions and additions thereto and replacements thereof.

      Property excepted from the lien of the First Mortgage Indenture includes: (a) cash, bills, notes or accounts receivable, contracts or chooses in action (except cash deposited with the Trustee pursuant to the G&R Indenture and except any of such items specifically subjected to the lien of the G&R Indenture); (b) bonds, notes, notes, evidences of indebtedness, judgments, shares of stock or other securities, except any of such items as are specifically subjected to the lien of the G&R Indenture; (c) automobiles or trucks; and (d) materials, supplies, merchandise, goods and appliances held for the purpose of sale in the ordinary course of business and fuel, materials, supplies and similar personal property which are consumable in their use in the operation of the plants or systems of Sierra Pacific Power. (See Granting Clause IV of the First Mortgage Indenture.)

      The First Mortgage Indenture constitutes a first mortgage lien on the properties of Sierra Pacific Power covered thereby, other than property excepted from the liens thereof and such property as may have been disposed of or released from the liens thereof in accordance with the terms thereof, subject to no liens prior to the liens thereof other than certain specified liens permitted to exist and, as to after-acquired property, to liens existing or placed thereon at the time of acquisition and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the First Mortgage Indenture.

      As of the date hereof, the aggregate principal amount of first mortgage bonds outstanding under the First Mortgage Indenture is $487.3 million.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a general discussion of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the notes by holders thereof, based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the Internal Revenue Service has been or will be sought on any of the matters discussed below.

      The following discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, regulated investment companies, real estate investment trusts, thrifts, tax-exempt entities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, or investors in partnerships or other pass-through entities. In addition, this discussion is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any United States state or local income or other tax laws, any United States federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

      PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

      If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisor.

U.S. Holders

      In general, the term “U.S. Holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable for United States federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

      Payments of Interest. Stated interest on a note generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes.

      Liquidated Damages. The notes provide for the payment of additional amounts of interest under certain circumstances described above under “Description of Notes — Registration Rights; Liquidated Damages.” Although the matter is not free from doubt, we intend to take the position that a U.S. Holder of notes should be required to report any such liquidated damages as income for U.S. federal income tax purposes at the time it accrues or is received in accordance with such holder’s method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income may be different.

      Sale, Exchange or Other Disposition of a Note. A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than an exchange of a note for a publicly registered Exchange Note pursuant to the exchange offer, see “— Exchange Offer” below) measured by the difference, if any, between

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the holder’s adjusted tax basis in the note.

      A U.S. Holder’s adjusted tax basis in a note will, in general, be the U.S. Holder’s cost therefor. Such capital gain or loss will be treated as a long-term gain or loss if, at the time of the disposition, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are subject to a lower tax rate on their long-term capital gains than those applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

      Exchange Offer. A U.S. Holder will recognize no gain or loss on the subsequent exchange of a note for a publicly registered Exchange Note pursuant to the exchange offer. Consequently, the holding period of the Exchange Note will include the holding period of the note exchanged therefor and the adjusted tax basis of the Exchange Note will be the same as the adjusted tax basis of the note exchanged therefor immediately before the exchange.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest and liquidated damages on the notes and the proceeds of sale of a note paid to U.S. Holders other than exempt recipients (such as corporations). U.S. Holders of notes may be subject, under certain circumstances, to backup withholding at a rate of 28% on such payments. Backup withholding applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

      Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

      We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

      The following summary is limited to the United States federal income tax consequences relevant to a holder of a note (other than a partnership) that is not a U.S. Holder (a “Non-U.S. Holder”). Special rules may apply to Non-U.S Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates, that are subject to special treatment under the Code. Such Non U.S.-Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant.

      Taxation of Interest. Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder generally will not be subject to United States federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

•	the Non-U.S. Holder is not receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Non-U.S. Holder satisfies the statement requirement (addressed generally below) set forth in Section 871(h) and 881(c) of the Code and the Treasury regulations thereunder.

      To satisfy the above statement requirement, the Non-U.S. Holder must provide us or our paying agent with a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury which provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is a Non-U.S. Holder. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or our paying agent receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to us or our paying agent. Special rules apply to payments made through a qualified intermediary.

      A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of United States federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes. A Non-U.S. Holder who is eligible for a lower rate pursuant to an applicable treaty and wishes to claim such lower rate should submit a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) to us or our paying agent.

      If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of such Non-U.S. Holder), such payments will be subject to a United States federal income tax on a net basis at the rates applicable to United States persons generally. If the Non-U.S. Holder is a corporation for United States federal income purposes, it may be subject also to a 30% branch profits tax on the “dividend equivalent amount.” If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to United States withholding tax so long as the holder provides us or our paying agent with appropriate certification on Form W-8ECI.

      Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

      Sale, Exchange or Other Disposition of a Note. Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to United States federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

      Liquidated Damages. As more fully described under “Description of Notes — Registration Rights; Liquidated Damages,” upon the occurrence of certain enumerated events we may be required to make additional payments to you. The U.S. federal income tax treatment of the liquidated damages is unclear. Such liquidated damages paid to a Non-U.S. Holder may be subject to United States withholding tax.

      Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder, and the amount of tax, if any, withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      Treasury regulations provide that the backup withholding tax will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or reason to know that the Non-U.S. Holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

      The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes to or through a non-United States office of a broker that is either a United States person or a U.S. related person, the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary, or the Non-U.S. Holder otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

ERISA CONSIDERATIONS

      Before making an investment in the notes, a benefit plan investor subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, an “ERISA Plan”) should review the following summary of issues.

      This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

      In contemplating an investment of a portion of an ERISA Plan in the notes, the fiduciary of the ERISA Plan who is responsible for making such investment should carefully consider, taking into account the facts and circumstances of the ERISA Plan, whether such investment is consistent with the fiduciary responsibility requirements of ERISA, including, but not limited to, whether: (i) such investment is consistent with the prudence and diversification requirements of ERISA; (ii) the fiduciary has authority to make such investment under the appropriate governing instrument and Title I of ERISA; (iii) such investment is made solely in the interest of the participants in and beneficiaries of the ERISA Plan; (iv) the acquisition and holding of the notes does not result in a non-exempt “prohibited transaction”

under Section 406 of ERISA or Section 4975 of the Code; and (v) such investment does not violate ERISA’s prohibition on improper delegation of control over or responsibility for “plan assets.”

      Fiduciaries of ERISA Plans should also carefully consider the definition of the term “plan assets” in Regulations Section 2510.3-101 promulgated by the United States Department of Labor (“DOL”) on November 13, 1986 (the “Plan Asset Regulations”). Under the Plan Asset Regulations, if an ERISA Plan invests in an “equity interest” in a corporation, partnership, trust or another specified entity, the underlying assets and properties of the entity may be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing ERISA Plan. According to the Plan Asset Regulations, an interest is not an “equity interest” if it is treated as an indebtedness under applicable local law and has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the notes should not be treated as equity interests for purposes of the Plan Asset Regulations. Accordingly, the assets of Sierra Pacific Power should not be treated as the assets of any ERISA Plans investing in the notes.

      In addition, ERISA and the Code generally prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (“parties in interest” as defined in ERISA or “disqualified persons” as defined in the Code).

      The notes may not be sold or transferred to, and each purchaser by its purchase of the notes shall be deemed to have represented and covenanted that it is not acquiring the notes for or on behalf of, and will not transfer the notes to, any ERISA Plan except that such purchase for or on behalf of an ERISA Plan shall be permitted:

(i) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no ERISA Plan (together with any other plan maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class Exemption 91-38 issued by the DOL are satisfied;

(ii) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the notes are outstanding, no ERISA Plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class Exemption 90-1 issued by the DOL are satisfied;

(iii) to the extent such purchase is made on behalf of an ERISA Plan by (A) an investment adviser registered under the 1940 Act that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had stockholders’ or partners’ equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in Section 202(a)(2) of the 1940 Act with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one State to manage, acquire or dispose of any assets of an ERISA Plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a State authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the DOL, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliates thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

(iv) to the extent such plan is a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of the Title I of ERISA or Section 401 of the Code;

(v) to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the State of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60 issued by the DOL, and the other applicable conditions of such exemption are otherwise satisfied;

(vi) to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23 issued by the DOL, such manager has made or properly authorized the decision for such plan to purchase notes, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the purchase and holding of such notes; or

(vii) to the extent such purchase will not otherwise give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

      PROSPECTIVE INVESTORS THAT ARE ERISA PLANS ARE STRONGLY URGED TO CONSULT THEIR OWN ERISA AND TAX ADVISORS REGARDING THE CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

      The sale of the notes to an ERISA Plan shall not be deemed a representation by Sierra Pacific Power or the initial purchasers that this investment meets all relevant legal requirements with respect to ERISA Plans generally or any particular ERISA Plan.

PLAN OF DISTRIBUTION

      As discussed under the Section entitled “THE EXCHANGE OFFER,” based on an interpretation of the staff of the Securities and Exchange Commission, Sierra Pacific Power believes that new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such new notes (other than any such holder which is an “affiliate” of Sierra Pacific Power within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such new notes are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes.

      Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where those old notes were acquired as a result of market-making activities or other trading activities. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. Sierra Pacific Power has agreed that, for a period of one year after the Expiration Date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      Sierra Pacific Power will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the Expiration Date, Sierra Pacific Power will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. Sierra Pacific Power has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the new notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

      Although all of the common stock of Sierra Pacific Power is owned by Sierra Pacific Resources, we remain subject to the informational requirements of the Exchange Act with respect to certain other classes of securities currently outstanding. we, therefore, file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our SEC filings are also available on our website at www.sierrapacificpower.com.

INCORPORATION OF INFORMATION WE FILE WITH THE

SECURITIES AND EXCHANGE COMMISSION

      The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

      We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

•	our Current Reports on Form 8-K filed on January 15, 2004, January 26, 2004, April 7, 2004, April 8, 2004, May 5, 2004, May 27, 2004, June 14, 2004, July 6, 2004 and July 8, 2004.

      We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Sierra Pacific Power Company P.O. Box 10100 6100 Neil Road Reno, Nevada 89520-0400 (89511) Attention: Executive Vice President and Chief Financial Officer Telephone: (775) 834-4011

LEGAL OPINIONS

      The validity of the new notes offered hereby and certain tax matters will be passed upon for Sierra Pacific Power by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts. Matters of Nevada law will be passed upon for Sierra Pacific Power by Woodburn and Wedge, Reno, Nevada.

EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Sierra Pacific Power Company

6 1/4% General and Refunding

Mortgage Notes, Series H, Due 2012

PROSPECTUS

September 2, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

      The Company’s By-laws provide in substance that no director, officer, employee, fiduciary or authorized representative of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.

      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense

      The Company’s By-laws provide in substance that every director and officer of the Company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of the Company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.

      The Company has purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

      See “Item 22. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 21.	Exhibits

      See Index to Exhibits immediately preceding the Exhibits included as part of this Registration Statement.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on September 1, 2004.

SIERRA PACIFIC POWER COMPANY

By /s/ MICHAEL W. YACKIRA

Michael W. Yackira
Executive Vice President and Chief
Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Walter M. Higgins III	Director and Chief Executive Officer	September 1, 2004

/s/ MICHAEL W. YACKIRA Michael W. Yackira	Executive Vice President and Chief Financial Officer	September 1, 2004

* John E. Brown	Vice President and Controller	September 1, 2004

* Mary Lee Coleman	Director	September 1, 2004

* Krestine M. Corbin	Director	September 1, 2004

* Theodore J. Day	Director	September 1, 2004

* James R. Donnelley	Director	September 1, 2004

* Jerry E. Herbst	Director	September 1, 2004

Signature	Title	Date

* John F. O’Reilly	Director	September 1, 2004

* Clyde T. Turner	Director	September 1, 2004

/s/ MICHAEL W. YACKIRA *By: Michael W. Yackira Attorney in Fact

EXHIBIT INDEX

1	.1†	Registration Rights Agreement dated April 16, 2004 between Sierra Pacific Power Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as Initial Purchasers of the 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012 (previously filed as Exhibit 4.6 to Form 10-Q for the quarter ended June 30, 2004)
3	.1†	Articles of Incorporation (previously filed as Exhibit 3(B) to Form 10-K for the year ended December 31, 1999)
3	.2†	By-Laws (previously filed as Exhibit 3(C) to Form 10-K for the year ended December 31, 1999)
4	.1†	General and Refunding Mortgage Indenture, dated as of May 1,2001 between Sierra Pacific Power Company and The Bank of New York, as Trustee (previously filed as Exhibit 4.1(a) to Form 10-Q for the quarter ended June 30, 2001)
4	.2†	First Supplemental Indenture, dated as of May 1, 2001 (previously filed as Exhibit 4.1(b) to Form 10-Q for the quarter ended June 30, 2001)
4	.3†	Officer’s Certificate establishing Sierra Pacific Power Company’s 8.25% General and Refunding Mortgage Bonds, Series A, due June 1, 2011 (previously filed as Exhibit 4.1(c) to Form 10-Q for the quarter ended June 30, 2001)
4	.4†	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012 (previously filed as Exhibit 4.4 to Form 10-Q for the quarter ended June 30, 2004)
4	.5†	Form of Sierra Pacific Power Company’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012 (previously filed as Exhibit 4.5 to Form 10-Q for the quarter ended June 30, 2004)
5	.1†	Opinion of Choate, Hall & Stewart
5	.2†	Opinion of Woodburn and Wedge
8	.1†	Opinion of Choate, Hall & Stewart as to Tax Matters (included in Exhibit 5.1)
12	.1†	Statement regarding computation of Ratios of Earnings to Fixed Charges
23.1		Consent of Independent Registered Public Accounting Firm
23	.2†	Consent of Choate, Hall & Stewart (included in Exhibit 5.1)
23	.3†	Consent of Woodburn and Wedge (included in Exhibit 5.2)
23	.4†	Consent of Choate, Hall & Stewart as to Tax Matters (included in Exhibit 5.1)
24	.1†	Powers of Attorney
25	.1†	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York
99.1		Form of Letter of Transmittal
99.2		Form of Exchange Agent Agreement

†	Previously filed